Exhibit (b)(1)

EXECUTION VERSION

CREDIT AGREEMENT

AMONG

ALIMENTATION COUCHE-TARD INC.

as Borrower

- AND -

THE LENDERS FROM TIME TO TIME PARTY HERETO

as Lenders

- AND -

THE BANK OF NOVA SCOTIA

as Administrative Agent

- AND -

THE BANK OF NOVA SCOTIA

HSBC BANK CANADA

RABOBANK NEDERLAND, CANADIAN BRANCH

as Co-Bookrunners

- AND -

HSBC BANK CANADA	RABOBANK NEDERLAND,
CANADIAN BRANCH
as Syndication Agent	as Documentation Agent

Dated as of September 1, 2010

SCHEDULES

Schedule “A”	The Lenders and their Commitments

Schedule “B”	Definitions

Schedule “C”	Definition of Relevant Margin and Ticking Fee

Schedule “D”	Guarantee Agreement

Schedule “E”	Guarantor’s Certificate

Schedule “F”	Corporate Structure

Schedule “G”	Litigation

Schedule “H”	Loan Pricing Corporation Disclosure

Schedule “I”	Compliance Certificate

Schedule “J”	Conversion Request

Schedule “K”	Draw Request

Schedule “L”	Pledge Agreement

Schedule “M”	Loan Transfer Agreement

Schedule “N”	Reduction Notice

Schedule “O”	Repayment Notice

Schedule “P”	Joinder Agreement

APPENDICES

Appendix “I”	Existing Liens

Appendix “II”	Existing Indebtedness

Appendix “III”	Existing Investments

Appendix “IV”	Addresses for Notices

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		1
1.1	General Definitions	1
1.2	References to Agreements	1
1.3	Reference to Statutes	2
1.4	Headings, etc.	2
1.5	Number and Gender	2
1.6	Accounting Principles	2

ARTICLE 2 CREDIT FACILITY		2
2.1	Facility	2
2.2	Purpose of Facility	3
2.3	Facility Limit	3
2.4	Non-Revolving Nature and Availability	3
2.5	Designated Borrower	3
2.6	Borrowing Procedures	4
2.7	Voluntary Cancellation or Reduction of the Facility	4
2.8	Repayment of Entire Loans	5
2.9	Mandatory Repayment of Loans	5
2.10	Voluntary Repayment of Loans	6
2.11	Repayment Notice	6

ARTICLE 3 US BASE RATE LOANS		7
3.1	Request for US Base Rate Loans	7
3.2	Apportionment among the Lenders	7
3.3	Interest on US Base Rate Basis	7
3.4	Computation of Interest	7
3.5	Payment of Interest	7
3.6	Interest on Loans Generally	7
3.7	Annual Equivalents	8

ARTICLE 4 LIBOR LOANS		8
4.1	Request for Libor Loans	8
4.2	Establishment of Libor and Selected Amounts	8
4.3	Interest on Libor Basis	9
4.4	Computation of Interest	9
4.5	Payment of Interest	9
4.6	Annual Equivalents	9
4.7	Payment on Selected Maturity Date	9
4.8	Maximum Interest	10

ARTICLE 5 CONVERSIONS AND ROLLOVERS		10
5.1	Request for Conversions	10
5.2	Conversion or Rollover	10
5.3	Requirements for Conversions or Rollovers	10
5.4	No Revocation or Withdrawal of Conversion Requests	10

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ARTICLE 6 FEES		11
6.1	Upfront Fees	11
6.2	Ticking Fees	11
6.3	Agency Fees	12

ARTICLE 7 MANNER OF PAYMENTS		12
7.1	Currency of Payments	12
7.2	Imputation of Payments	12
7.3	Compulsory Repayment of Libor Loans	13
7.4	Payments of Loans to Administrative Agent Only	13
7.5	Payment on Any Business Day by 3:00 P.M. (Montréal time)	13
7.6	Netting	13
7.7	Payment at Respective Branches of Account of the Lenders	14
7.8	Default Interest	14

ARTICLE 8 SECURITY DOCUMENTS		14
8.1	Guarantees	14
8.2	Accessory Documents with respect to Future Guarantors	14
8.3	Pledge Agreement	15

ARTICLE 9 CONDITIONS PRECEDENT		16
9.1	Initial Conditions	16
9.2	Conditions for Each Advance	18

ARTICLE 10 REPRESENTATIONS AND WARRANTIES		18
10.1	Existence	18
10.2	Authority and Enforceability	18
10.3	Due Authorization	18
10.4	Validity of Operative Documents – Non-Contravention	19
10.5	Absence of Litigation	19
10.6	Financial Statements	19
10.7	Accuracy of Information	19
10.8	No Material Adverse Change	20
10.9	Compliance with Laws	20
10.10	No Default	20
10.11	Corporate Structure	20
10.12	Taxes	20
10.13	Ownership of Properties	20
10.14	Environment	21
10.15	Restricted Group	21
10.16	Investment Company; Public Utility Holding Company	21
10.17	Federal Reserve Regulations	21
10.18	Repetition of Representations and Warranties	21

ARTICLE 11 GENERAL COVENANTS		22
11.1	Preservation of Existence, etc.	22
11.2	Authorizations	22
11.3	Business, Compliance with Applicable Law	22
11.4	Insurance	22
11.5	Visits and Inspections	22
11.6	Payment of Legal and Other Fees and Disbursements	22

- ii -

11.7	EBITDA, Assets and Revenues of Restricted Group	23
11.8	Maintenance of Properties	24
11.9	Use of Proceeds	24

ARTICLE 12 FINANCIAL AND INFORMATION COVENANTS		24
12.1	Maintenance of Ratios	24
12.2	Quarterly Financial Statements and Information	24
12.3	Annual Financial Statements and Information	25
12.4	Business Plan and Budget Information	25
12.5	Other Information	25
12.6	Patriot Act Information	25
12.7	Notice of Litigation and Default	26

ARTICLE 13 NEGATIVE COVENANTS		26
13.1	Liens	26
13.2	Indebtedness	27
13.3	Amalgamations	28
13.4	Investments	28
13.5	Acquisitions	29
13.6	Dispositions	29
13.7	Transactions with Affiliates	29
13.8	Distributions	29
13.9	Change in Business	29
13.10	Prepayment of Subordinated Debt	30
13.11	Limitation on Certain Transactions	30
13.12	Independence of Covenants	30

ARTICLE 14 EVENTS OF DEFAULT		30
14.1	Non-Payment	30
14.2	Misrepresentation	30
14.3	Ratio	30
14.4	Negative Covenants and Reporting Obligations	31
14.5	Breach of Other Covenants	31
14.6	Default on Other Indebtedness	31
14.7	Insolvency	31
14.8	Unsatisfied Awards	31
14.9	Termination of Guarantees	31
14.10	Change in Control	31
14.11	Failure of Subordination	32

ARTICLE 15 REMEDIES		32
15.1	Termination and Acceleration	32
15.2	Distribution of Proceeds of Realization	32
15.3	Pro Rata Sharing of Realization Costs	33
15.4	Indemnities and Payments	33
15.5	Compensation and Set-Off	33
15.6	Recovery for the Finance Parties	33
15.7	Notices	34
15.8	Dealings with the Borrower	34
15.9	No Deemed Payment	34
15.10	Finance Parties to Exercise Rights through Administrative Agent	34

- iii -

ARTICLE 16 TAXES AND OTHER CHARGES		34
16.1	Payments without Deductions	34
16.2	Payments of Additional Amounts	35
16.3	Increase in Interest Rates	36
16.4	Mitigation	36
16.5	Survival of Agreements	36

ARTICLE 17 INDEMNITIES		36
17.1	Market Disruption	36
17.2	Change in Law	37
17.3	Replacement of Affected Lenders	38
17.4	Notice of Change in Law	38
17.5	Reimbursement of Losses and Expenses	39
17.6	Amount of Losses with respect to Libor Loans	39
17.7	General Indemnity	40

ARTICLE 18 THE AGENTS		40
18.1	Appointment and Authorization	40
18.2	Declaration of Agency	40
18.3	Interest Holders	40
18.4	Consultation with Professionals	40
18.5	Operative Documents	41
18.6	Agents and their Subsidiaries and Affiliates	41
18.7	Responsibility of the Agents	41
18.8	Action by the Administrative Agent	41
18.9	Notice of Events of Default	42
18.10	Responsibility Disclaimed	42
18.11	Indemnification	43
18.12	Protection of Employees	43
18.13	Credit Decision	43
18.14	Replacement Administrative Agent	43
18.15	Delegation	44
18.16	Waivers and Amendments	44
18.17	Articles 2138 to 2148 C.C.Q. Not Applicable	46
18.18	Rights, Benefits and Recourses Created by the Operative Documents	46
18.19	Certain Other Agents	46

ARTICLE 19 OPERATION OF ACCOUNTS		46
19.1	Notice of Advance to the Finance Parties	46
19.2	Interlender Procedure for Making Advances	46
19.3	Deposits By or on Behalf of Lenders to Constitute Advances	47
19.4	Maintenance of Loan Records by the Administrative Agent	47
19.5	Authority to Debit and Credit	47
19.6	Failure by Any Lender to Advance	47

ARTICLE 20 MISCELLANEOUS		47
20.1	Notices	47
20.2	Calculations and Determinations Shall Constitute Prima Facie Proof	48
20.3	Rights and Recourses Cumulative	48
20.4	Assignments by the Borrower	48
20.5	Assignments and Participations by Lenders	48

- iv -

20.6	Conversion Rules	50
20.7	Currency Indemnity	50
20.8	Counterparts	51
20.9	Severability	51
20.10	Replacement of Previous Agreements	51
20.11	No Novation	51
20.12	Obligation to Pay Absolute	51
20.13	Risk of Superior Force	51
20.14	Inconsistency with Guarantee Agreement	52
20.15	Governing Law	52
20.16	Submission to Jurisdiction	52
20.17	Waiver of Jury Trial	52
20.18	Treatment of Certain Information: Confidentiality	52

ARTICLE 21 FORMAL DATE		53
21.1	Formal Date	53

ARTICLE 22 LANGUAGE		53
22.1	English Language	53

- v -

THIS CREDIT AGREEMENT dated as of September 1, 2010.

AMONG:	ALIMENTATION COUCHE-TARD INC., as Borrower;

AND:	THE LENDERS SET FORTH IN SCHEDULE “A” HERETO, as Lenders;

AND	THE BANK OF NOVA SCOTIA, as Administrative Agent;

AND:	THE BANK OF NOVA SCOTIA, HSBC BANK CANADA and RABOBANK NEDERLAND, CANADIAN BRANCH, as Co-Bookrunners;

AND:	HSBC BANK CANADA, as Syndication Agent;

AND:	RABOBANK NEDERLAND, CANADIAN BRANCH, as Documentation Agent;

WITNESSETH:

WHEREAS the Borrower wishes to borrow certain monies from the Lenders and the Lenders are prepared to lend such monies to the Borrower upon the terms and subject to the conditions herein contained;

NOW THEREFORE in consideration of the premises, the mutual covenants contained herein and for other consideration, the receipt and sufficiency of which are acknowledged, the parties hereto have agreed as follows:

ARTICLE 1

INTERPRETATION

1.1	General Definitions

The capitalized words and expressions, wherever used in this Agreement or in any agreement ancillary hereto, unless there be something in the subject or the context inconsistent therewith, shall have the meaning ascribed thereto in Schedule “B”.

1.2	References to Agreements

Each reference in this Agreement to any agreement (including this Agreement and any other defined term that is an agreement) shall be construed so as to include such agreement (including any attached schedules) and each amendment, supplement, amendment and restatement, novation and other modification made to it at or before the time in question. The terms “this Agreement”, “this Credit Agreement”, “hereof”, “hereunder” and similar expressions refer to this agreement and not to any particular Article, Section, subsection, paragraph, subparagraph, clause or other portion of this agreement.

CREDIT AGREEMENT – PAGE 2

1.3	Reference to Statutes

Each reference in this Agreement to any code, statute, regulation, official interpretation, directive or other legislative enactment of any Canadian or foreign jurisdiction (including any political subdivision thereof) shall be construed so as to include such code, statute, regulation, official interpretation, directive or enactment and each amendment, reenactment, reissuance or replacement thereof made at or before the time in question.

1.4	Headings, etc.

The division of this Agreement into Articles, Sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.5	Number and Gender

In this Agreement, words in the singular (including defined terms) include the plural and vice versa (the necessary changes being made to fit the context) and words in one gender include all genders.

1.6	Accounting Principles

All accounting terms used in this Credit Agreement shall be interpreted, and all accounting determinations and computations (including definitions) shall be made in accordance with GAAP, provided, however, that the parties shall negotiate in good faith amendments to the Ratios and other terms of this Credit Agreement if there occur any changes in GAAP that have a material effect on the financial statements of ACT and its Subsidiaries, so as to equitably reflect such changes with the desired result that the criteria for evaluating the financial condition of ACT and its Subsidiaries and such other terms shall be the same in all material respects after such changes as if the changes had not been made. In addition, for the purposes of the Ratios and other financial covenants herein contained (including, for greater certainty, those contemplated in Sections 11.7 and 13.10 and in Schedule “C”), the calculation of same shall include or exclude, as the case may be, the effect of any Acquisition or Disposition of any business by ACT or any of its Subsidiaries in an amount, for each such Acquisition or Disposition, as the case may be, greater than US$25,000,000 (including the Casey’s Acquisition), the whole as determined in good faith (using reasonable assumptions) by ACT on a pro forma basis for the period of four (4) fiscal quarters ending immediately prior to the date of determination of such Ratios and other financial covenants as if such Acquisition or Disposition, as the case may be, had occurred on the first day of such four (4) fiscal quarters period.

ARTICLE 2

CREDIT FACILITY

2.1	Facility

Each Lender, jointly and not solidarily, agrees, upon the terms and subject to the conditions of this Agreement, to lend to the Borrower, an amount of up to but not exceeding, in the aggregate, the Commitment of such Lender. As of the Closing Date, the amount of the Commitment of each Lender is as set forth beside its name in Schedule “A” hereto under the heading “Commitment”. Each Lender’s obligation to fund Drawdowns is limited to such Lender’s Commitment and no Lender is liable for the obligations of any other Lender.

CREDIT AGREEMENT – PAGE 3

2.2	Purpose of Facility

All Advances under the Facility shall be used by the Borrower exclusively to finance, directly or indirectly, the Casey’s Acquisition and related fees and costs and the acquisition or repayment of any Indebtedness of Casey’s and its Subsidiaries (including to make a loan or advance to Casey’s or any of its Subsidiaries for such purpose). Advances under the Facilities may also be used by the Borrower to repay the Existing Credit Facilities in accordance with, and subject to, Section 2.3.3.

2.3	Facility Limit

2.3.1	As of the Closing Date, the aggregate maximum amount of the Facility is US$1,500,000,000. The aggregate of the principal amount of Advances of each Lender outstanding at any time shall not exceed its Commitment;

2.3.2	Where under the terms hereof, the Facility is cancelled, reduced or terminated, same may not subsequently be increased, any such cancellation, reduction or termination thereof being permanent. Unless otherwise expressly provided under the terms hereof, any reduction of the Facility shall be apportioned as among the Commitments of the Lenders under the Facility on a Rateable Share basis;

2.3.3	The Borrower may not draw upon the Facility at any time to the extent that, after giving effect to such Drawdown, the Available Facility is not at least equal to the Casey’s Notes Amount at such time (after giving effect to any repayment from the proceeds of such Drawdown), provided, however, that notwithstanding the foregoing, the Borrower may draw upon the Facility an amount equal to the lesser of the Casey’s Notes Amount and the Available Facility, at any time within 15 Business Days before the end of the Commitment Period, but only to use the proceeds from such Drawdown to repay a portion of the Existing Credit Facilities. ACT and the Borrower covenant and agree that an amount equal to the Casey’s Notes Amount will remain available under the Existing Credit Facilities until the Casey’s Notes Amount has been paid in full or the Casey’s Notes have been exchanged for Subordinated Debt.

2.4	Non-Revolving Nature and Availability

The Facility is available on a non-revolving basis such that the Borrower may not re-borrow any amount repaid. The Facility is available in US Dollars only by way of US Base Rate Loans or Libor Loans. For greater certainty, the Facility may be drawn upon by the Borrower by way of multiple Drawdowns until the end of the Commitment Period.

2.5	Designated Borrower

Prior to the first Drawdown, ACT may designate one or more of its Canadian Subsidiaries as additional or substitute Borrower hereunder (the “Designated Borrower”). If ACT is substituted as a Borrower, ACT shall be a Guarantor for all purposes under the Operative Documents. Upon such

CREDIT AGREEMENT – PAGE 4

designation, ACT shall cause the Designated Borrower to execute and deliver a Joinder Agreement whereby the Designated Borrower shall agree to become a party hereto as if an original signatory hereto and to be bound by all Obligations applicable to it as Borrower hereunder and under the Operative Documents and, upon such execution and delivery, the Designated Borrower shall be deemed to be a party hereto and shall assume all obligations of the Borrower hereunder, without novation.

2.6	Borrowing Procedures

2.6.1	In order to obtain a Drawdown, the Borrower must, deliver to the Administrative Agent a Draw Request before the end of the Commitment Period and stipulating the information specified hereunder. No Drawdown may occur after the expiry of the Commitment Period. Once delivered, no Draw Request may subsequently be revoked or withdrawn by the Borrower;

2.6.2	The proceeds of each Drawdown requested by way of Draw Request, to the extent received by the Administrative Agent from the Lenders, shall be disbursed by the Administrative Agent on the Drawdown Date by bank transfer to the credit of the Borrower’s Account. After the expiry of the Commitment Period, the undrawn portion of the Facility shall be automatically cancelled.

2.7	Voluntary Cancellation or Reduction of the Facility

2.7.1	At any time before the Maturity Date, the Borrower may voluntarily cancel or reduce the Facility, in whole or in part, in minimum amounts of US$5,000,000 and in whole multiples of US$1,000,000;

2.7.2	Prior to the effective date of any cancellation or reduction the Borrower shall deliver to the Administrative Agent a Reduction Notice. Where any such voluntary reduction results in a repayment of the whole or any part of the Loans, then the Borrower shall attach to the aforesaid notice a Repayment Notice;

2.7.3	Where the Borrower requests a cancellation of the whole of the Facility, then, on the effective date of such cancellation, the Borrower shall repay the entire amount of the Loans outstanding on such date including any Ticking Fee and interest accrued and unpaid as at such date;

2.7.4	Any Reduction Notice shall be delivered to the Administrative Agent at least five (5) Business Days prior to the effective date of the relevant reduction provided that where such reduction results in a repayment of the whole or any part of the Libor Loans, then the Reduction Notice shall be delivered at least five (5) Banking Days prior to the effective date of such reduction. Once delivered, no Reduction Notice may be revoked or withdrawn by the Borrower.

CREDIT AGREEMENT – PAGE 5

2.8	Repayment of Entire Loans

The Borrower hereby binds and obliges itself to repay on the Maturity Date the entire amount of the Loans outstanding on such date in principal, interest, fees and accessories and interest on arrears of interest, fees and accessories.

2.9	Mandatory Repayment of Loans

2.9.1	Within 3 Business Days following the receipt by any Credit Party of any Net Bond Proceeds, the Borrower shall make a mandatory prepayment of the Loans in an amount equal to 100% of such Net Bond Proceeds except to the extent that: (i) such Net Bond Proceeds are used within 90 days to finance the Casey’s Acquisition and related fees and costs, (ii) such Net Bond Proceeds are used within 90 days to finance a Permitted Acquisition (other than the Casey’s Acquisition) and related fees and costs if the Borrower makes a voluntary prepayment of the Loans in the amount that would be payable pursuant to Section 2.9.3 if the fiscal quarters completed between the most recent fiscal year-end and such Permitted Acquisition (if any) were considered as a fiscal year and such amount was calculated based on the pro forma Adjusted Leverage Ratio giving effect to such Permitted Acquisition and a maximum annual repayment pro rated for the number of completed fiscal quarters during such period, or (iii) such Net Bond Proceeds are used within 90 days to refinance the Subordinated Notes and related fees and costs (for greater certainty, if such Net Bond Proceeds are not used in full as described in sub-paragraphs (i), (ii) and (iii) above within such 90-day period, the Borrower shall make a mandatory prepayment of the Loans in an amount equal to 100% of the portion of such Net Bond Proceeds not so used at the end of such 90-day period);

2.9.2	Within 3 Business Days following the receipt by any Credit Party of any Net Securitization Proceeds, the Borrower shall make a mandatory prepayment of the Loans in an amount equal to 100% of such Net Securitization Proceeds;

2.9.3	Within 120 days after the last day of each fiscal year (beginning with the 2012 fiscal year), subject to the next sentence, the Borrower shall make a mandatory prepayment of the Loans in an amount equal to the lesser of (i) the percentage set out below of the Excess Cash Flow (if any) for such fiscal year and (ii) the maximum annual repayment set out below. The obligation of the Borrower to make a mandatory prepayment of the Loans under this Section 2.9.3 in respect of any fiscal year shall be reduced by the amount of any voluntary prepayment of the Loans made during such fiscal year (and any excess voluntary prepayment may be applied by ACT to any subsequent fiscal year).

Adjusted Leverage Ratio (R)	Percentage of Excess Cash Flow	Maximum Annual Repayment
R > 4.0	75%	$150,000,000
3.5 < R ≤ 4.0	50%	$100,000,000
3.0 < R ≤ 3.5	25%	$75,000,000
R ≤ 3.0	10%	$50,000,000

CREDIT AGREEMENT – PAGE 6

2.10	Voluntary Repayment of Loans

2.10.1	At any time before the Maturity Date, the Borrower may voluntarily repay the whole or any part of the Loans;

2.10.2	The Borrower shall issue a Repayment Notice prior to any such repayment of the Loans;

2.10.3	Where any such voluntary repayment relates to the whole or any part of the Libor Loans, then such repayment shall only be made on the Selected Maturity Date of the Selected Amounts proposed to be so repaid and the amount of such repayment shall be equal to the Selected Amounts proposed to be so repaid.

2.11	Repayment Notice

2.11.1	Unless otherwise specified or required hereunder, including Section 2.7, any Repayment Notice shall be delivered to the Administrative Agent at least:

2.11.1.1	one (1) Business Day prior to the date of the relevant repayment if such repayment relates only to US Base Rate Loans;

2.11.1.2	three (3) Banking Days prior to the date of the relevant repayment if such repayment relates in whole or in part to Libor Loans; and

2.11.1.3	in all other cases, two (2) Business Days prior to the date of the relevant repayment.

2.11.2	Once delivered, no Repayment Notice may be revoked or withdrawn by the Borrower;

2.11.3	In the Repayment Notice, the Borrower may specify to which Types of Loans the repayment shall be imputed. In the event the Borrower fails to deliver a Repayment Notice or if the Repayment Notice is incomplete, then such repayment shall be applied in accordance with the provisions of Section 7.2.

CREDIT AGREEMENT – PAGE 7

ARTICLE 3

US BASE RATE LOANS

3.1	Request for US Base Rate Loans

Any Draw Request or Conversion Request pursuant to which an Advance is requested by way of, US Base Rate Loan shall be delivered at the latest by 10:00 A.M. (Montréal time) on the Business Day immediately preceding the proposed Borrowing Date and shall specify the following information:

3.1.1	the proposed Borrowing Date which must be a Business Day; and

3.1.2	the aggregate principal amount requested to be Advanced; such aggregate principal amount must be at least US$1,000,000 and a whole multiple of US$100,000.

3.2	Apportionment among the Lenders

The aggregate principal amount of any Advance requested under Section 3.1 shall be apportioned among the Lenders on a Rateable Share basis of the Facility.

3.3	Interest on US Base Rate Basis

The Borrower shall pay each Lender interest on such Lender’s US Base Rate Loan at an annual rate during the period in which such Loan is outstanding equal to the US Base Rate at the close of business on each day during such period plus the Relevant Margin applicable on each such day.

3.4	Computation of Interest

3.4.1	Interest in respect of the US Base Rate Loans shall be computed on the basis of (i) a 365 day year for the actual days elapsed during any period when the US Base Rate is calculated using the Administrative Agent’s US Base Rate and (ii) a 360 day year for the actual number of days elapsed during any period when the US Base Rate is calculated using the Federal Funds Effective Rate;

3.4.2	Interest payable on each Loan is calculated upon the daily outstanding balance of such Loan from and including the date it is advanced until, but excluding, the date it is repaid in full.

3.5	Payment of Interest

Interest in respect of US Base Rate Loans is payable in arrears on the applicable Interest Payment Date, with interest on all overdue interest at the rate applicable to principal during the period in which it remains unpaid plus, to the extent permitted by Applicable Law, 2% per annum, computed daily, compounded monthly on the applicable Interest Payment Date, such overdue interest being payable upon the demand of the Administrative Agent. Interest payable on the Loans shall be payable both before and after demand, default and judgment at the applicable rates set forth herein.

3.6	Interest on Loans Generally

Where no specific provision for interest on any amount outstanding and payable by the Borrower is made in this Agreement, interest thereon shall be computed and payable on a US Base Rate Basis if the amount outstanding is denominated in US Dollars.

CREDIT AGREEMENT – PAGE 8

3.7	Annual Equivalents

The annual rates to which are equivalent the rates determined in accordance with the provisions of clause (i) of subsection 3.4.1 are the following rate: (the quoted rate) x (number of days in the year) ÷ 365 = % per annum. The annual rates of interest to which are equivalent the rates determined in accordance with the provisions of clause (ii) of subsection 3.4.1 are the following rate: (the quoted rate) x (number of days in the year) ÷ 360 = % per annum.

ARTICLE 4

LIBOR LOANS

4.1	Request for Libor Loans

Any Draw Request or Conversion Request pursuant to which the Borrower requests a Libor Loan shall be delivered to the Administrative Agent by 10:00 A.M. (Montréal time) three (3) Banking Days prior to the proposed Borrowing Date and shall specify the following information:

4.1.1	the Selected Period applicable to such Libor Loans. Such Selected Period must be of one, two, three or six months;

4.1.2	for each Selected Period, the aggregate principal amount requested to be outstanding on a Libor Basis. Such aggregate principal amount must be at least US$5,000,000 and a whole multiple of US$100,000;

4.1.3	the proposed Borrowing Date which must be a Banking Day before the Maturity Date; and

4.1.4	the Selected Maturity Date which must be a Banking Day on or before the Maturity Date.

4.2	Establishment of Libor and Selected Amounts

4.2.1	Libor shall be established by the Administrative Agent on the applicable Quotation Date prior to the relevant Borrowing Date. By 2:00 P.M. (Montréal time) on the applicable Quotation Date prior to the relevant Borrowing Date, the Administrative Agent shall notify the Borrower and each Lender of:

4.2.1.1	the Selected Amount to be Advanced by each Lender on the proposed Drawdown Date and the Selected Period applicable to each such Selected Amount; and

4.2.1.2	the Libor applicable to each Selected Amount for each Selected Period.

4.2.2	For each Selected Period, the aggregate principal amount requested by the Borrower to be outstanding on a Libor Basis shall be apportioned as among the Lenders on a Rateable Share basis.

CREDIT AGREEMENT – PAGE 9

4.3	Interest on Libor Basis

The Borrower shall pay each Lender interest on each Selected Amount forming part of the Loan of such Lender at an annual rate applicable for each day during which such Selected Amount is outstanding equal to the Libor applicable to such Selected Amount plus the Relevant Margin applicable on each such day.

4.4	Computation of Interest

4.4.1	Interest in respect of the Libor Loans shall be computed on the basis of a 360 day year for the actual number of days elapsed;

4.4.2	Interest payable on each Selected Amount is calculated upon the daily outstanding balance of such Selected Amount from and including the date it is advanced until, but excluding, the date it is repaid in full.

4.5	Payment of Interest

4.5.1	Interest in respect of the Libor Loans is payable in arrears on the applicable Interest Payment Date;

4.5.2

Overdue interest bears interest at an annual rate applicable for each day during which such interest is outstanding equal to, where the Selected Amount to which such interest relates forms part of the Libor Loans, the US Base Rate at the close of business on each such day plus the Relevant Margin applicable on each such day, plus, to the extent permitted by Applicable Law, 2% per annum, compounded monthly on the first (1st) day of each month and payable upon the demand of the Administrative Agent;

4.5.3	Interest payable on the Libor Loans shall be payable both before and after demand, default and judgment at the applicable rates set forth herein.

4.6	Annual Equivalents

The annual rates of interest to which are equivalent the rates determined in accordance with the provisions of subsection 4.4.1 are the following rates: (the quoted rate) x (number of days in the year) ÷ 360 = % per annum.

4.7	Payment on Selected Maturity Date

On each Selected Maturity Date the Borrower shall pay in full the Selected Amounts maturing on such date and which form part of the Libor Loans. Where the Borrower fails to make such payment, the Borrower shall be deemed to have requested that portion of the Libor Loans corresponding to such Selected Amounts then maturing to be converted on such Selected Maturity Date into a US Base Rate Loan.

CREDIT AGREEMENT – PAGE 10

4.8	Maximum Interest

Notwithstanding anything contained herein to the contrary, the Borrower will not be obliged to make any payment of interest or other amounts payable to the Lenders or any Lender hereunder in excess of the amount or rate that would result in the receipt by the Lenders or any Lender of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) or at a rate which would result in the receipt by the Lenders or any Lender of an interest rate contrary to any applicable usury laws. If the making of any payment by the Borrower or if the transactions contemplated hereby would result in a payment being made that is in excess of such amount or rate, the Lenders or any Lender will determine the payment or payments that are to be reduced or refunded, as the case may be, so that such result does not occur.

ARTICLE 5

CONVERSIONS AND ROLLOVERS

5.1	Request for Conversions

The Borrower may request the Lenders to convert all or any portion of any Type of the Loans into another Type of Loans or to rollover any Type of the Loans into the same Type, by delivering to the Administrative Agent a Conversion Request within the delays herein contemplated at any time before the Maturity Date. Any Conversion Request delivered on any Business Day after the time by which it is required hereunder to be delivered, shall be deemed to have been received the next following Business Day.

5.2	Conversion or Rollover

On the relevant Conversion Date, the Borrower shall repay such portion of the Type of Loans that it desires be converted or rolled-over and shall be deemed to have requested a Drawdown under the Facility in the amount, the currency and the Type of Loan into which it desires to convert or rollover. The provisions of this Agreement relating to Drawdowns shall apply mutatis mutandis to any such Advance requested by way of conversion or rollover.

5.3	Requirements for Conversions or Rollovers

Any conversion or rollover requested pursuant to Section 5.1:

5.3.1	of Libor Loans, may only be made on a Selected Maturity Date and only with respect to such part of the Libor Loans maturing on such date; and

5.3.2	of US Base Rate Loans may only be made on a Business Day.

Save as otherwise provided in Section 4.7, a conversion or rollover requested pursuant to Section 5.1 may only be effected if, on the relevant Conversion Date, no Default has occurred and is continuing.

5.4	No Revocation or Withdrawal of Conversion Requests

Once delivered, no Conversion Request may subsequently be revoked or withdrawn by the Borrower.

CREDIT AGREEMENT – PAGE 11

ARTICLE 6

FEES

6.1	Upfront Fees

6.1.1	The Borrower hereby covenants and agrees to pay to the Administrative Agent for the account of each Lender, (i) an Upfront Fee of 0.10% of such Lender’s Commitment on the Closing Date and (ii) concurrently with the first Drawdown under the Facility, an Upfront Fee of 0.90% of such Lender’s Commitment on such date. For greater certainty, if the Facility is terminated before the first Drawdown, no Upfront Fee shall be payable other than 0.10% of the Commitments on the Closing Date and if the Facility is reduced prior to the first Drawdown, the Upfront Fee of 0.90% of the Commitments shall be payable on the reduced remaining Commitments.

6.1.2	Each Lender that has a Lender’s Percentage shall refund to the Borrower a portion as set out below (not to exceed 100%) of the Upfront Fees paid for the account of such Lender if the Loans are repaid, in whole or in part, from Net Bond Proceeds or Net Equity Proceeds within 12 months after the first Drawdown under the Facility.

Date of Repayment after the First Drawdown	Portion of the Upfront Fee to be Credited

3 months or less	100% x such Lender’s Percentage

more than 3 months, but less than 6 months	75% x such Lender’s Percentage

from 6 months, but less than 9 months	50% x such Lender’s Percentage

from 9 months, but less than 12 months	25% x such Lender’s Percentage

6.2	Ticking Fees

6.2.1	The Borrower hereby covenants and agrees to pay to the Administrative Agent for the account of each Lender, with respect to such Lender’s Commitment, a ticking fee equal to 0.50% per annum on the daily balance of the Available Commitment of such Lender, as of and from 90 days after the Closing Date until the last day of the Commitment Period;

6.2.2	The Ticking Fees are payable quarterly in arrears on the first Business Day of each fiscal quarter of the Borrower. The first such payment of the Ticking Fees shall become due and payable on January 31, 2011 and the last payment thereof shall become due and payable on the last day of the Commitment Period whether or not such day coincides with the first Business Day of a fiscal quarter of the Borrower;

CREDIT AGREEMENT – PAGE 12

6.2.3	Any arrears on the payment of the Ticking Fees shall bear interest, computed daily, on the daily balance thereof, on a US Base Rate Basis from and including the date it becomes due up to but excluding the day of full payment thereof. The percentage per annum referred to in subsection 6.2.1 are based on a 365-day year.

6.3	Agency Fees

The Borrower covenants and agrees to pay to the Administrative Agent, for its exclusive benefit, the fees contemplated in a separate fee letter entered into between the Administrative Agent and the Borrower on or about the Closing Date the whole in accordance with the terms and conditions of such fee letter. The obligations of the Borrower with respect to the payment of such fees shall form part of the Obligations.

ARTICLE 7

MANNER OF PAYMENTS

7.1	Currency of Payments

All payments or repayments, as the case may be:

7.1.1	of principal under any of the Loans or any part thereof, shall be made in US Dollars only;

7.1.2	of interest, shall be made in US Dollars only;

7.1.3	of the Upfront Fees, the Ticking Fees and the fees referred to in Section 6.3, shall be made in US Dollars only; and

7.1.4	of amounts referred to in Article 16 and Article 17, shall be made in the same currency as the losses and expenses to which they relate.

7.2	Imputation of Payments

7.2.1	Where the Borrower makes a payment or repayment of the Loans, unless the Borrower issues to the Administrative Agent a Repayment Notice, the Administrative Agent shall apply such payment or repayment:

7.2.1.1	first, in reduction of the US Base Rate Loans; and then

7.2.1.2	in reduction of such of the Libor Loans as the Administrative Agent considers appropriate.

7.2.2	Where the Borrower issues to the Administrative Agent a Repayment Notice, then such payment or repayment shall be applied in accordance with the provisions of such Repayment Notice.

CREDIT AGREEMENT – PAGE 13

7.3	Compulsory Repayment of Libor Loans

Where the Borrower is required to make a repayment, then, if the amount of the repayment required to be made is greater than the US Base Rate Loans, then, subject to the provisions of Article 17 with respect to losses and expenses, the Borrower shall repay such portion of the relevant Libor Loans prior to a Selected Maturity Date as will permit the Borrower to make such repayment.

7.4	Payments of Loans to Administrative Agent Only

7.4.1	All payments or repayments of principal and interest on the Loans and of fees and other amounts due and to become due hereunder with respect to the Loans and the Facility by the Borrower must be effected by direct payments to the Administrative Agent at its Account Branch. The receipt by the Administrative Agent of such amounts shall be deemed to constitute the receipt of such amounts by the Lenders;

7.4.2	Except as otherwise expressly provided herein upon receipt of any such payments or repayments, the Administrative Agent shall forthwith distribute to each of the Lenders, their respective Rateable Share of such payments and repayments as same relate to the Loans so repaid;

7.4.3	If for whatever reason any such payment or repayment is made directly to any Lender, such Lender shall promptly remit any amounts so received to the Administrative Agent at the Administrative Agent’s Office for distribution.

7.5	Payment on Any Business Day by 3:00 P.M. (Montréal time)

Whenever any payment or repayment falls due on a day which is not a Business Day, such payment or repayment shall be made on the next following Business Day. Furthermore, any amount received after 3:00 P.M. (Montréal time) on any Business Day shall be applied to the appropriate payment or repayment which was required to be made on such Business Day, on the next following Business Day. Until so applied, interest shall continue to accrue as provided in this Agreement on the amount of such payment or repayment.

7.6	Netting

Where on the date that any Advance is required to be made to the Borrower, the Borrower is required to make or voluntarily makes any payment or repayment of any of the Loans and such payment or repayment is denominated in the same currency as that of the requested Advance, the Administrative Agent shall be entitled to net amounts payable by the Borrower to the Administrative Agent for the account of any Lender against amounts that such Lender is requested to pay to the Administrative Agent in such currency for the purpose of effecting its Rateable Share of such Advance.

CREDIT AGREEMENT – PAGE 14

7.7	Payment at Respective Branches of Account of the Lenders

All payments required to be made by the Administrative Agent to any of the Lenders shall be made at such office or branch of such Lender as such Lender may specify from time to time, in same day funds.

7.8	Default Interest

Upon the occurrence and during the continuance of an Event of Default, the principal of and, to the extent permitted by Applicable Law, interest on the Loans and any other amounts owing hereunder or under the other Operative Documents shall bear interest, payable on demand, at a per annum rate equal to (i) in the case of principal of any Loan, the rate otherwise applicable to such Loan during such period pursuant to the other provisions of this Agreement plus 2%, (ii) in the case of interest on any Loan, the rate specified for overdue interest in Sections 3.5 and 4.5, as applicable, and (iii) in the case of any other amount, if expressly provided herein, at the rate so provided and otherwise on a US Base Rate Basis plus 2%.

ARTICLE 8

SECURITY DOCUMENTS

8.1	Guarantees

To secure the due payment and performance of the Obligations, each of ACT and the Borrower shall:

8.1.1	solidarily guarantee the Obligations (other than those that are its direct obligations); and

8.1.2	cause each of the Restricted Subsidiaries to solidarily guarantee the Obligations.

For such purpose, ACT and the Borrower, prior to the first Drawdown, shall enter into a guarantee agreement substantially in the form of the one attached hereto as Schedule “D” and shall cause each of the Restricted Subsidiaries to also enter into such guarantee agreement.

8.2	Accessory Documents with respect to Future Guarantors

In connection and concurrently with any Restricted Subsidiary guaranteeing the Obligations pursuant to Section 11.7 at any time after the Closing Date, ACT and the Borrower shall cause such Restricted Subsidiary to solidarily guarantee the Obligations by becoming a party to the Guarantee Agreement and shall deliver or cause to be delivered to the Administrative Agent, in form and substance satisfactory to it:

8.2.1	with respect to each such Restricted Subsidiary the documentation referred to in subsection 9.1.1;

8.2.2	a certificate substantially in the form of the one attached hereto as Schedule “E”, duly executed by one (1) Responsible Officer of such Restricted Subsidiary; and

CREDIT AGREEMENT – PAGE 15

8.2.3	the legal opinions of such Restricted Subsidiary’s counsel addressed to the Finance Parties and Lenders’ Counsel.

8.3	Pledge Agreement

8.3.1	If AcquisitionCo. acquires 90% or more of the Capital Securities of Casey’s, AcquisitionCo. shall promptly complete the merger with Casey’s in accordance with the provisions of the Merger Agreement;

8.3.2	If AcquisitionCo. acquires more than 50%, but less than 90% of the Capital Securities of Casey’s concurrently with the first Drawdown under the Facility, AcquisitionCo. shall concurrently therewith enter into a pledge agreement substantially in the form attached hereto as Schedule “L” to pledge the Capital Securities of Casey’s held by AcquisitionCo. in favour of the Administrative Agent as security for the Obligations and the Existing Credit Facilities in accordance with the Intercreditor Agreement;

8.3.3	Immediately upon the execution and delivery of the Pledge Agreement by AcquisitionCo., Casey’s and its Subsidiaries shall be considered “Credit Parties” and “Restricted Subsidiaries” for all purposes under this Agreement and the other Operative Documents, provided, however, that for the purposes of the Ratios and other financial covenants herein contained (including, for greater certainty, those contemplated in Section 13.10 and in Schedule “C”), the calculation of same shall include only a percentage of the financial results of Casey’s and its Subsidiaries (EBITDA, EBITDAR, Total Debt, Rent Expense, Cash Equivalent Investments, Maintenance Capital Expenditures, cash Interest Expense, scheduled principal repayments of Indebtedness, income tax expense actually paid (or payable) in cash, and cash Distributions) equal to the percentage of the issued and outstanding Capital Securities of Casey’s pledged under the Pledge Agreement;

8.3.4	Promptly after Casey’s becomes a wholly-owned indirect Subsidiary of ACT as a result of its merger with AcquisitionCo., Casey’s and any of its Subsidiaries as required to comply with Section 11.7, shall become party to the Guarantee Agreement and shall deliver or cause to be delivered to the Administrative Agent the other documents set out in Section 8.2;

8.3.5	Concurrently with Casey’s becoming a Guarantor and the Administrative Agent receiving the documents referred to in Section 8.2 in form and substance satisfactory to it, the Liens created under the Pledge Agreement shall automatically be released by the Administrative Agent and the Pledge Agreement shall automatically terminate. For greater certainty, notwithstanding any release by the Administrative Agent of the Liens created under the Pledge Agreement and the termination of the Pledge Agreement, Casey’s and its Subsidiaries shall remain Credit Parties;

8.3.6	ACT will ensure that, except as otherwise provided in this Section 8.3, at all times from the date of the first Drawdown, the present and future Obligations are

CREDIT AGREEMENT – PAGE 16

secured by the Pledge Agreement and that the Administrative Agent has control (as defined in the UCC) and has a valid and enforceable first priority perfected Lien for the benefit of the Finance Parties on the Capital Securities of Casey’s owned by the Credit Parties; and will do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such additional and future acts, deeds, instruments and assurances as are necessary, or as the Administrative Agent may reasonably require, for such purpose.

8.3.7	Notwithstanding the foregoing, if Casey’s has not delivered the documents and agreements referred to in Section 8.2 within the Completion Period, Casey’s shall no longer be considered to be a Credit Party or a Restricted Subsidiary;

8.3.8	ACT shall cause to be delivered to the Administrative Agent any additional certificates representing Capital Securities of Casey’s owned by any Credit Party not already held by the Administrative Agent immediately upon receipt thereof except if Casey’s has or will concurrently therewith become a Guarantor.

ARTICLE 9

CONDITIONS PRECEDENT

9.1	Initial Conditions

No Advance shall be made by any of the Lenders until the following conditions precedent shall have been met to the satisfaction of the Majority Lenders or, as the case may be, waived by all the Majority Lenders:

9.1.1	the Administrative Agent shall have received true and complete copies of the constitutive documents, charter and by-laws (if applicable), resolutions, certificates of incumbency and certificate of good standing or its equivalent from the jurisdiction of incorporation or organization of each of the Credit Parties;

9.1.2	the Administrative Agent shall have received the Guarantee Agreement duly executed by each of the Credit Parties (including, for greater certainty, AcquisitionCo.);

9.1.3

if a Pledge Agreement is required pursuant to the terms of this Agreement, the Administrative Agent shall have received (a) the Pledge Agreement duly executed by AcquisitionCo, (b) evidence of the filing of a UCC-1 Financing Statement in the applicable jurisdiction(s), (c) either (i) a control agreement in form and substance reasonably acceptable to the Administrative Agent duly executed by the Depositary and AcquisitionCo. providing to Collateral Agent “control” of such Capital Securities within the meaning of Articles 8 and 9 of the UCC (it being agreed that if the Depositary is not a securities intermediary as such term is used in the UCC, then sub-paragraph ii) below shall be used) or (ii) a written confirmation from the Depositary that it is not holding and will not hold the Capital Securities of Casey’s as “controlled party” or “bailee” for any Person and a written authenticated record providing an irrevocable direction by AcquisitionCo. to the Depositary directing the Depositary to immediately

CREDIT AGREEMENT – PAGE 17

transfer the Capital Securities of Casey’s held by the Depositary to the securities intermediary that has entered into a control agreement providing Collateral Agent “control” of such Capital Securities within the meaning of Articles 8 and 9 of the UCC (such documents to be in form and substance reasonably acceptable to the Administrative Agent), and (d) the Intercreditor Agreement duly executed by all parties thereto;

9.1.4	the Administrative Agent shall have received a certificate, substantially in the form of the one attached hereto as Schedule “E”, duly executed by one (1) Responsible Officer of each of the Credit Parties;

9.1.5	the Administrative Agent shall have received such portion of the fees and expenses payable or incurred by itself and for the account of each Lender (including legal fees) on or prior to the date of such Advance pursuant to Article 6;

9.1.6	the Administrative Agent shall have received the legal opinions of the Credit Parties’ Counsel, each dated the Closing Date, addressed to the Finance Parties and Lenders’ Counsel, and in form and substance satisfactory to the Administrative Agent including in respect of (a) the Designated Borrower and (b) the perfection of the Liens on, and the control of, the Capital Securities of Casey’s pursuant to the Pledge Agreement;

9.1.7	the Administrative Agent shall have received a Compliance Certificate pro forma giving effect to the Casey’s Acquisition as at the end of the most recent fiscal quarter for which a Compliance Certificate has been delivered pursuant to Section 12.2 and confirming, inter alia, the financial ratios and the absence of Default or Event of Default;

9.1.8	the Administrative Agent shall have received an Officer’s Certificate duly executed by one (1) Responsible Officer of each of the Credit Parties confirming that concurrently with, or, in any event, on the same Business Day as, the first Drawdown, AcquisitionCo. will acquire more than 50% of the Capital Securities of Casey’s, together with a confirmation of the Depositary of the number of Capital Securities of Casey’s tendered;

9.1.9	the Administrative Agent shall have received a copy of the Merger Agreement;

9.1.10	the Administrative Agent shall have received copies of any consents required under the Existing Credit Facilities to complete the Casey’s Acquisition and permit the Casey’s Notes (to the extent the Casey’s Notes will not be repaid concurrently with the first Drawdown); and

9.1.11	all consents and approvals from Governmental Authorities required to be obtained by AcquisitionCo. under applicable Law to complete the Casey’s Acquisition shall have been obtained and remain in full force and effect, except where the failure to obtain and maintain such consents or approvals would not reasonably be expected to have a Material Adverse Effect.

CREDIT AGREEMENT – PAGE 18

9.2	Conditions for Each Advance

Subject to and upon compliance with all of the relevant terms and conditions of this Agreement, at any time and from time to time, the Borrower can request an Advance under the Facility, only if on the requested Borrowing Date:

9.2.1	where a Draw Request is required, the Administrative Agent shall have received such Draw Request within the delays herein provided;

9.2.2	the representations and warranties made by the Credit Parties under the Operative Documents are true and correct in all material respects as of the date of such requested Advance (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) and will remain true and correct immediately following the making of such Advance; and

9.2.3	no Default shall have occurred and be continuing.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

To induce the Lenders to make the Facility available to the Borrower, ACT and the Borrower represents and warrants to and in favour of the Lenders as follows:

10.1	Existence

Each Credit Party is a corporation, general or limited partnership or other legal person duly and validly incorporated or formed, organized, existing and in good standing under the Laws of its jurisdiction of organization disclosed in Schedule “F”, except where the failure to be in good standing would not reasonably be expected to have a Material Adverse Effect.

10.2	Authority and Enforceability

Each Credit Party has the legal capacity to (i) enter into the Operative Documents to which it is a party, (ii) own and hold under lease its property, and (iii) conduct business substantially as presently conducted, except where, in the case of clauses (ii) and (iii), the absence thereof would not reasonably be expected to have a Material Adverse Effect. Each Operative Document to which such Credit Party is a party constitutes a valid and legally binding obligation enforceable against such Credit Party in accordance with its terms, subject only to bankruptcy, insolvency, winding-up, dissolution, administration, reorganization, arrangement or other Applicable Laws affecting the enforcement of creditors’ rights in general and to general principles of equity under which specific performance and injunctive relief may be refused by a court in its discretion.

10.3	Due Authorization

Each Credit Party has taken all necessary action to authorize the execution and delivery of each Operative Document to which it is a party, the creation and performance of its obligations thereunder and the consummation of the transactions contemplated in the Operative Documents to which it is a party. Each Credit Party has duly executed and delivered each Operative Document to which it is a party.

CREDIT AGREEMENT – PAGE 19

10.4	Validity of Operative Documents – Non-Contravention

None of the authorization, execution, delivery or performance of the Operative Documents by any Credit Party, nor the consummation of any of the transactions contemplated in the Operative Documents to which such Credit Party is a party:

10.4.1	requires any Authorization to be obtained or Registration to be made (except such as have already been obtained or made and are now in full force and effect and those not yet required to be obtained or made and to be in full force and effect); or

10.4.2	contravenes or gives rise to any default under (i) any of the articles (or equivalent or analogous organization documents) or by-laws of such Credit Party, (ii) the provisions of any agreement to which such Credit Party is a party or by which such Credit Party or any of its properties or assets are or may become bound, or (iii) any Applicable Law except, with respect to clauses (ii) and (iii) only, for such contraventions and defaults which would not reasonably be expected to have a Material Adverse Effect.

10.5	Absence of Litigation

Except as set out in Schedule “G”, there is no existing, pending or threatened Litigation against any Credit Party which would reasonably be expected to have a Material Adverse Effect. There is no Award outstanding against any Credit Party which would reasonably be expected to have a Material Adverse Effect.

10.6	Financial Statements

Each financial report and Financial Statement delivered to the Lenders pursuant to or in connection with this Agreement has been prepared in accordance with GAAP (subject to year end audit adjustments, where applicable) and fairly presents in all material respects the financial information and the financial condition and results of operations contained therein as at their respective preparation dates. Each financial forecast and projection with respect to any Credit Party prepared by any Credit Party and furnished to the Lenders was based upon assumptions believed to be reasonable by the Credit Parties as of the date of preparation.

10.7	Accuracy of Information

No material information furnished by any Credit Party to the Lenders or the Agents pursuant to any of the Operative Documents contains any material misstatement of fact or omits to state a material fact necessary to make the statements contained therein not misleading in any material respects in light of the circumstances in which they were made and as of the date made. Insofar as any of the information described above includes assumptions, estimates, projections or opinions, no representation or warranty is made herein with respect thereto, provided, that to the extent any such assumptions, estimates, projections or opinions are based on factual matters, the relevant Credit

CREDIT AGREEMENT – PAGE 20

Party has reviewed such factual matters and nothing has come to its attention in the context of such review which would lead it to believe that such factual matters were not or are not true and correct in all material respects or that such factual matters omit to state any material fact necessary to make such assumptions, estimates, projections or opinions not misleading in any material respect.

10.8	No Material Adverse Change

Since April 25, 2010, there has been no material adverse change in the financial condition, operations, assets, business or properties of ACT and its Subsidiaries taken as a whole.

10.9	Compliance with Laws

Each Credit Party is in compliance with all Applicable Laws, except where non-compliance therewith would not reasonably be expected to have a Material Adverse Effect.

10.10	No Default

No Default has occurred which has not been disclosed to the Lenders or the Administrative Agent and either remedied (or otherwise ceased to be continuing) or expressly waived by the Lenders in writing.

10.11	Corporate Structure

Schedule “F” sets forth a list complete and accurate in all material respects as of the Closing Date of all Subsidiaries of ACT, indicating (i) the jurisdiction of organization of each such Subsidiary, (ii) whether such Subsidiary is a Restricted Subsidiary or an Unrestricted Subsidiary, as the case may be, (iii) each Person holding ownership interests and voting ownership interests in each Restricted Subsidiary, the percentage of ownership of such Restricted Subsidiary represented by such ownership interests, (iv) any option or right, if any, granted by each such Subsidiary to any Person to acquire Capital Securities in such Subsidiary, (v) the location of the registered and chief executive offices of each Restricted Subsidiary, and (vi) the exact name of each Restricted Subsidiary.

10.12	Taxes

Each Credit Party has paid and discharged all material Taxes payable by it when due except with respect to any such Tax which is being contested in good faith by appropriate proceedings and which is not required, by Applicable Law, to be paid prior to such contestation and for which appropriate reserves have been provided in its books and as to which neither any Lien (other than a Permitted Lien) is attached nor any foreclosure, distraint, seizure, attachment, sale or similar proceedings shall have been commenced, and the charges, accruals and reserves on its books in respect of material Taxes are adequate, in its judgement.

10.13	Ownership of Properties

Each Credit Party has good title to or leasehold interest in all material properties or assets that are necessary for the operation of its business as currently conducted, free and clear of all Liens other than Permitted Liens.

CREDIT AGREEMENT – PAGE 21

10.14	Environment

With respect to environmental matters:

10.14.1	each Credit Party is in compliance with all Environmental Laws; and

10.14.2	except in compliance with Environmental Law, no Hazardous Materials have been generated, received, handled, used, stored, treated or shipped at or from and there has been no release of Hazardous Materials at, on, from or under any of the properties or assets of any of the Credit Parties;

except where such non-compliance or release would not reasonably be expected to have a Material Adverse Effect.

10.15	Restricted Group

The combined (i) EBITDA of the Restricted Group constitutes at least 90% of the consolidated EBITDA of ACT, (ii) assets of the Restricted Group constitute at least 90% of the consolidated assets of ACT, and (iii) gross revenues of the Restricted Group constitute at least 90% of the consolidated gross revenues of ACT.

10.16	Investment Company; Public Utility Holding Company

No Credit Party is, and after giving effect to any Advance no Credit Party will be, an “investment company” or a company “controlled” by an “investment company” within the meaning of the United States Investment Company Act of 1940, as amended.

10.17	Federal Reserve Regulations

No Credit Party is engaged, directly or indirectly, principally or as one of its important activities, in the business of extending, or arranging for the extension of, credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U). Neither the borrowing of any Advance hereunder, nor the use of the proceeds thereof, will be used to purchase or carry any “margin stock” within the meaning of Regulation U in violation of the provisions of Regulation U or Regulation X or otherwise violate such provisions.

10.18	Repetition of Representations and Warranties

The representations and warranties made under this Agreement shall be deemed to be repeated by the Borrower on the date of each Drawdown by reference to the facts and circumstances then existing, it being understood that to the extent such representations and warranties relate to a specifically identified earlier date they shall be true and correct as of such earlier date.

CREDIT AGREEMENT – PAGE 22

ARTICLE 11

GENERAL COVENANTS

So long as any Loan or any other amount payable hereunder is outstanding and unpaid or the Borrower shall have the right to borrow hereunder (whether or not the conditions to borrowing have been or can be fulfilled), and unless the Administrative Agent, acting in accordance with the instructions of the Required Lenders, shall otherwise consent in writing, ACT and the Borrower hereby solidarily covenant that:

11.1	Preservation of Existence, etc.

Each Credit Party will (i) subject to Section 13.3, preserve and maintain its existence, and (ii) qualify and remain qualified to the extent required by Applicable Law and authorized to do business in each jurisdiction in which it carries on business or owns or leases its properties and assets except, in all cases contemplated in this clause (ii), where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

11.2	Authorizations

Each Credit Party will maintain, and take all actions necessary to maintain, in full force and effect the action taken by it to authorize the execution, delivery and performance in accordance with their respective terms of each of the Operative Documents to which it is a party and the consummation of the transactions contemplated thereby. Each Credit Party will obtain and maintain any Authorization of or from any Governmental Authority necessary or required under Applicable Law in order to carry on its business, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

11.3	Business, Compliance with Applicable Law

Each Credit Party will comply with Applicable Law except where non-compliance therewith (except in the case of corruption and bribery) would not reasonably be expected to have a Material Adverse Effect.

11.4	Insurance

Each Credit Party will insure and keep insured its property, assets and business, and will maintain business interruption and civil liability insurance, in each case for such coverage, or will self-insure itself, as, in all cases, a prudent administrator would obtain or do in the case of similar property, assets and business.

11.5	Visits and Inspections

Each Credit Party shall permit, not more than once per calendar year, representatives of any of the Finance Parties (coordinated as a group) to visit and inspect its properties during normal business hours, inspect and make extracts of its books and records and discuss with its principal officers and employees its business, assets, liabilities, financial position, results of operations and business prospects, provided that at any time where a Default exists and is continuing, such visits and inspections may occur more often than once a year.

11.6	Payment of Legal and Other Fees and Disbursements

The Borrower covenants to pay upon demand all reasonable legal, notarial, consulting and professional fees and disbursements or any out of pocket costs and expenses incurred from time to time by the Finance Parties and the Co-Bookrunners identified on the first page of this Agreement or any one thereof, in connection with:

11.6.1	the negotiation, preparation and delivery of this Agreement and the other Operative Documents, as well as any amendment to be made to any of the Operative Documents at any time and from time to time, whether or not the transactions described herein are completed;

CREDIT AGREEMENT – PAGE 23

11.6.2	any advice sought by the Agents, the Lenders or any one thereof on the construction of this Agreement, any of the other Operative Documents or in anticipation of the exercise of or for the purpose of determining whether or not to exercise any or all of their rights and recourses under the Operative Documents;

11.6.3	the collection of any moneys due under the Operative Documents or ensuring compliance with the provisions of the Operative Documents;

11.6.4	any disagreement as to the meaning of any provision of the Operative Documents or any Litigation arising under or in connection with the Operative Documents; and

11.6.5	the exercise of the rights of visits and inspections contemplated in Section 11.5 at any time where a Default exists and is continuing;

provided, however, that, prior to the exercise by the Lenders of their rights under Article 15 or the occurrence of any Insolvency Event, the obligations of the Borrower under this Section as they relate to legal fees and disbursements, shall be limited only to the legal fees and disbursements charged or to be charged by Lenders’ Counsel.

11.7	EBITDA, Assets and Revenues of Restricted Group

If at any time the combined:

11.7.1	EBITDA of the Restricted Group is less than 90% of the consolidated EBITDA of ACT; or

11.7.2	assets of the Restricted Group is less than 90% of the consolidated assets of ACT; or

11.7.3	gross revenues of the Restricted Group is less than 90% of the consolidated gross revenues of ACT;

then ACT shall, within ten (10) days of such determination or the end of the Completion Period, designate one or more Subsidiaries to become Restricted Subsidiaries in order to comply with each of the aforesaid thresholds and shall cause any such Subsidiary to solidarily guarantee the Obligations pursuant to the Guarantee Agreement, it being agreed that upon written notice of ACT to the Administrative Agent, any Subsidiary (including any Restricted Subsidiary on the Closing Date) shall be redesignated as an Unrestricted Subsidiary and released from its obligations under the Guarantee Agreement if, after giving effect to such redesignation, the combined EBITDA, assets and gross revenues of the Restricted Group would comply with each of the aforesaid thresholds at such time, provided that (i) such notice shall set forth the calculations required to establish such compliance, and (ii) at the time of any such redesignation and release, no Default shall exist or

CREDIT AGREEMENT – PAGE 24

result therefrom. The EBITDA, assets and gross revenues of Casey’s and its Subsidiaries shall be deemed to be included in the EBITDA, assets and gross revenues of the Restricted Group for the purposes of Section 10.15 and this Section 11.7 if Casey’s and its Subsidiaries are not Guarantors only during the Completion Period and, after the end of the Completion Period, the EBITDA, assets and gross revenues of Casey’s and its Subsidiaries shall not be deemed to be included in the EBITDA, assets and gross revenues of the Restricted Group (unless Casey’s and its Subsidiaries solidarily guarantee the Obligations pursuant to the Guarantee Agreement to the extent required by this Section 11.7).

11.8	Maintenance of Properties

Each Credit Party will maintain, preserve, protect and keep its properties in good repair, working order and condition (ordinary wear and tear excepted), and make necessary repairs, renewals and replacements so that the business carried on by it may be properly conducted in all material respects at all times, unless such Credit Party determines in good faith that the continued maintenance of such property is no longer economically desirable, necessary or useful to the business of such Credit Party or the Disposition of such property is otherwise permitted hereunder.

11.9	Use of Proceeds

The Borrower will use the proceeds of all Advances hereunder, directly or indirectly, only for the purposes set forth in Section 2.2.

ARTICLE 12

FINANCIAL AND INFORMATION COVENANTS

So long as any Loan or any other amount payable hereunder is outstanding and unpaid or the Borrower shall have the right to borrow hereunder (whether or not the conditions to borrowing have been or can be fulfilled) and unless the Administrative Agent, acting in accordance with the instructions of the Required Lenders, shall otherwise consent in writing, ACT and the Borrower solidarily covenant and agree that:

12.1	Maintenance of Ratios

ACT shall maintain at the end of each fiscal quarter of ACT, on a consolidated basis, the following ratios:

12.1.1	a Fixed Charge Coverage Ratio of not less than 1.30 to 1.00; and

12.1.2	an Adjusted Leverage Ratio not greater than 4.00:1.00, provided that following a Permitted Acquisition in respect of which the purchase price exceeds US$200,000,000, the aforesaid maximum Adjusted Leverage Ratio of 4.00:1.00 shall be adjusted to a maximum Adjusted Leverage Ratio of 4.50:1.00 for a period of 12 months following such Permitted Acquisition.

12.2	Quarterly Financial Statements and Information

Within 45 days after the end of each of the first three (3) fiscal quarters in each of the fiscal years of ACT, ACT shall furnish to the Administrative Agent, by electronic mail, one (1) copy of:

12.2.1	the management prepared Financial Statements of ACT on a consolidated basis, setting forth, in comparative form, the figures for the corresponding period of the previous fiscal year; and

CREDIT AGREEMENT – PAGE 25

12.2.2	a Compliance Certificate.

12.3	Annual Financial Statements and Information

Within 90 days after the end of each fiscal year of the ACT, ACT shall furnish to the Administrative Agent, by electronic mail, one (1) copy of:

12.3.1	the audited Financial Statements of ACT on a consolidated basis for such fiscal year as audited by a firm of chartered accountants of recognized standing and accompanied by such auditors’ report which must not contain any expression of any material concern as to whether or not such Financial Statements present fairly the consolidated financial position of ACT as at the end of such fiscal year, and setting forth in comparative form, the figures for the previous fiscal year; and

12.3.2	a Compliance Certificate.

12.4	Business Plan and Budget Information

No later than July 15 of each year, ACT shall furnish to the Administrative Agent, by electronic mail, one (1) copy of the budget and the forecasted consolidated Financial Statements of ACT for the then current fiscal year with all reasonable explanations and copies of the information and assumptions upon which such budget and forecasted statements are based.

12.5	Other Information

Each of ACT and the Borrower shall furnish to the Administrative Agent from time to time all available data, certificates, reports, statements, documents or further information regarding the business, assets, liabilities, financial position, results of operations or business prospects of any Credit Party reasonably requested by the Administrative Agent, promptly after such request.

12.6	Patriot Act Information

Each of ACT and the Borrower acknowledges and agrees that, pursuant to the provisions of the USA Patriot Act (Title III of the Pub. L. 107-56 (signed into Law October 26, 2001)) (the “Patriot Act”), the Finance Parties may be required to obtain, verify and record information with respect to ACT and its Subsidiaries and the Borrower hereby covenant and agree to cooperate with the Finance Parties and provide them with all information they may require in order to fulfill their obligations under the Patriot Act.

12.7	Money-Laundering Legislation

Each of ACT and the Borrower acknowledges that, pursuant to the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” Laws, whether within Canada or elsewhere (collectively, including any guidelines or orders thereunder, “AML Legislation”), the

CREDIT AGREEMENT – PAGE 26

Lenders and the Administrative Agent may be required to obtain, verify and record information regarding the Credit Parties, their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of such Credit Parties, and the transactions contemplated hereby.

12.8	Notice of Litigation and Default

ACT shall furnish to the Administrative Agent prompt notice of the following events after any Credit Party has become aware thereof and has made a reasonable determination with respect thereto (which notice shall in any event be given within ten (10) Business Days after any Credit Party has become aware thereof):

12.8.1	the commencement of any Litigation against a Credit Party or any of its properties or assets, alleging damages in excess of US$20,000,000 or which would reasonably be expected to have a Material Adverse Effect; and

12.8.2	any Default.

ARTICLE 13

NEGATIVE COVENANTS

So long as any Loan or any other amount payable hereunder is outstanding and unpaid or the Borrower shall have the right to borrow hereunder (whether or not the conditions to borrowing have been or can be fulfilled) and unless the Administrative Agent, acting in accordance with the instructions of the Required Lenders, shall otherwise consent in writing, ACT and the Borrower hereby solidarily covenant that:

13.1	Liens

No Credit Party will create, incur, assume or suffer to exist any Lien upon or in respect of any of its present or future properties or assets except for:

13.1.1	Liens on the Capital Securities of Casey’s pursuant to the Pledge Agreement and securing the Obligations and the Existing Credit Facilities;

13.1.2	Liens existing as of the Closing Date and disclosed in Appendix “I” attached hereto securing Indebtedness permitted under subsection 13.2.3 or other obligations or liabilities, provided that no such Lien shall encumber any additional property and the principal amount of Indebtedness secured thereby shall not be increased from that existing on the Closing Date;

13.1.3	Liens securing Purchase Money Obligations and Capitalized Lease Liabilities permitted under subsection 13.2.5, provided that any such Lien shall be granted within 60 days after such Purchase Money Obligation or Capitalized Lease Liability is incurred, and is restricted to the assets that are the subject of such Purchase Money Obligations or Capitalized Lease Liabilities;

13.1.4	Liens securing Indebtedness permitted under subsection 13.2.10, provided that such Liens existed prior to any such Person becoming a Subsidiary, were not created in anticipation thereof and attach only to specific corporeal assets of such Person (and not assets of such Person generally);

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13.1.5	Permitted Encumbrances; and

13.1.6	other Liens securing Indebtedness or other obligations in an amount not to exceed in the aggregate for all the Restricted Group US$20,000,000 at any time.

13.2	Indebtedness

No Credit Party will incur, create, assume or suffer to exist any Indebtedness except for:

13.2.1	Indebtedness under this Agreement and the other Operative Documents;

13.2.2	Indebtedness under the Existing Credit Facilities and the Existing Facilities Guarantees and any refinancing thereof in a maximum aggregate amount not exceeding US$1,000,000,000;

13.2.3	any Indebtedness existing as of the Closing Date and disclosed in Appendix “II” and refinancing thereof in a principal amount not in excess of that which is outstanding on the Closing Date;

13.2.4	unsecured Indebtedness incurred in the ordinary course of business other than indebtedness for borrowed money or Contingent Liabilities in respect of borrowed money;

13.2.5	Purchase Money Obligations and Capitalized Lease Liabilities, provided that the aggregate outstanding amount thereof for all the Restricted Group shall not exceed US$50,000,000 at any time;

13.2.6	Indebtedness to any Credit Party;

13.2.7	Indebtedness to any of the Lenders that is repaid on the same day it is incurred, subject to the requirements of such Lender;

13.2.8	unsecured Subordinated Debt (including, for greater certainty, unsecured Subordinated Debt to any Unrestricted Subsidiary);

13.2.9	Hedging Obligations incurred for hedging or risk management, and not for speculative purposes;

13.2.10	Indebtedness of a Person existing at the time such Person becomes a Subsidiary of ACT after the Closing Date, but only if such Indebtedness was not incurred in anticipation of such Person becoming a Subsidiary, and provided that the aggregate outstanding amount of all such Indebtedness for all the Restricted Group shall not exceed US$50,000,000 at any time;

13.2.11	other unsecured Indebtedness in an amount not to exceed in the aggregate for all the Restricted Group US$10,000,000 at any time; and

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13.2.12	Indebtedness under or in respect of the Casey’s Notes, provided, however, that such Indebtedness is unsecured and the Credit Parties shall have funds available under the Facility and/or the Existing Credit Facilities, in the aggregate, sufficient to repay the Casey’s Notes Amount.

13.3	Amalgamations

No Credit Party will wind-up, liquidate or dissolve its affairs or enter into any transaction of amalgamation, merger or consolidation except for any amalgamation, merger or consolidation between two or more Credit Parties, provided that:

13.3.1	the Person formed by or surviving any such transaction shall expressly assume and confirm as primary debtor, by an agreement satisfactory in form and substance to the Administrative Agent, the Obligations; and

13.3.2	immediately before and after such transaction, no Default exists.

13.4	Investments

No Credit Party will make any Investment, except:

13.4.1	Investments existing on the Closing Date and disclosed in Appendix “III”;

13.4.2	Cash Equivalent Investments;

13.4.3	Investments in a Credit Party;

13.4.4	Investments in a Subsidiary that is not a Credit Party, provided that the aggregate outstanding amount of all such Investments permitted under this subsection for all the Restricted Group shall not exceed US$25,000,000 at any time;

13.4.5	Investments consisting of (i) accounts receivable arising, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case, in the ordinary course of business;

13.4.6	Investments consisting of any deferred portion of the sales price received by such Credit Party in connection with any Disposition permitted hereunder;

13.4.7	loans and advances to employees in the ordinary course of business and to the extent permitted by Applicable Law, provided that the aggregate outstanding amount of all such loans and advances permitted under this subsection for all the Restricted Group shall not exceed US$5,000,000 at any time;

13.4.8	Permitted Acquisitions; and

13.4.9	other Investments in an amount not to exceed in the aggregate for all the Restricted Group 7.5% of the Shareholders’ Equity at any time.

CREDIT AGREEMENT – PAGE 29

13.5	Acquisitions

No Credit Party shall make any Acquisition other than Acquisitions relating to activities forming part of the business of ACT and its Subsidiaries as same is currently conducted, provided that with respect to any such Permitted Acquisition for a purchase price to exceed US$100,000,000, ACT shall, by no later than 15 days prior to any such Permitted Acquisition, furnish to the Administrative Agent (i) information with respect to the purchase price, (ii) historical audited financial statements of the target, or, if such financial statements are not available, unaudited financial statements of the target, or, if such financial statements are not available, the financial information that ACT is relying on for the purpose of such Permitted Acquisition, and (iii) a Compliance Certificate showing compliance on a pro forma basis with the Ratios.

13.6	Dispositions

No Credit Party will Dispose of assets, except for:

13.6.1	Disposition of inventory in the ordinary course of business or obsolete, damaged, worn out, surplus or outdated property;

13.6.2	Dispositions of immovable and real estate property, provided that, except for Underperforming Stores, any such Disposition is for fair market value and the consideration received therefor consists of at least 75% cash; and

13.6.3	other Dispositions for disposition proceeds not to exceed, in the aggregate for all the Restricted Group US$25,000,000 in any fiscal year, provided each such Disposition is for fair market value and the consideration received therefor consists of at least 75% cash.

13.7	Transactions with Affiliates

No Credit Party will enter into or cause or permit to exist any arrangement, transaction or contract with any of its Affiliates (other than another Credit Party), unless such arrangement, transaction or contract (i) is on fair and reasonable terms no less favourable to such Credit Party that it could obtain in an arm’s length transaction with a Person that is not an Affiliate, and (ii) is of the kind which would be entered into by a prudent Person in the position of such Credit Party with a Person that is not one of its Affiliates.

13.8	Distributions

ACT will not declare, set apart for payment or make any Distribution to any shareholder, Affiliate or holder of any option, warrant or right to purchase or acquire shares of its Capital Securities at any time where any Default shall exist or would result from such Distribution.

13.9	Change in Business

The Credit Parties shall not materially change the nature of their business as it is currently conducted.

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13.10	Prepayment of Subordinated Debt

No Credit Party shall prepay, redeem, purchase, defease or make any payment in respect of any Subordinated Debt (collectively, a “Payment”) prior to the due date of such Payment or in contravention of the subordination provisions of such Subordinated Debt, provided that such limitation shall not be applicable where (i) the Adjusted Leverage Ratio (after taking into consideration such Payment) does not exceed 2.50:1.00, (ii) no Default exists at the time of such Payment or would result therefrom, and (iii) except if refinancing with Subordinated Debt permitted hereunder.

13.11	Limitation on Certain Transactions

Without in any way limiting the provisions of Sections 13.5 and 13.6, no Credit Party shall enter into any sale and leaseback transaction or other monetization of immovable and real estate properties or make any Permitted Acquisition at any time when a Default shall exist or would result from any such transaction.

13.12	Independence of Covenants

All covenants contained herein shall be given independent effect so that if a particular action or condition is not permitted by any such covenants, the fact that such action or condition would be permitted by an exception to, or otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or condition exists.

ARTICLE 14

EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall constitute an Event of Default (each such event being herein referred to as an “Event of Default”):

14.1	Non-Payment

The Borrower fails to pay, when due, any amount of principal owed by it and outstanding hereunder or fails to pay interest, fees and accessories outstanding hereunder or under any other Operative Document, and in the case of such a Default, as it relates to the failure to make payment of interest, fees or accessories, such Default shall not be remedied within three (3) Business Days of the due date thereof.

14.2	Misrepresentation

Any representation or warranty made or deemed made by any Credit Party hereunder or in any other Operative Document is found to have been, when made or deemed made, either incorrect or inaccurate in any material respect.

14.3	Ratio

ACT fails to maintain any Ratio in accordance with Section 12.1.

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14.4	Negative Covenants and Reporting Obligations

Any Credit Party fails to comply with any provision of Section 12.2 to 12.8, inclusively, or Article 13 and such Default shall not be remedied within ten (10) days of its occurrence.

14.5	Breach of Other Covenants

Any Credit Party fails to perform or comply with any provision or obligation (other than those specifically referred to in the other Sections of this Article) contained in any Operative Document to which it is a party and such failure continues unremedied for a period of 30 days following the earlier of (i) the issuance to the Borrower by the Administrative Agent of notice thereof, and (ii) the date on which any Credit Party has knowledge of such Default.

14.6	Default on Other Indebtedness

Any Credit Party defaults in the payment of any Indebtedness having a principal amount in excess of US$25,000,000 (other than the Casey’s Notes, except if the Casey’s Notes are exchanged for Subordinated Debt or if the terms of the Casey’s Notes are amended or waived after the first Drawdown to remedy all defaults thereunder) or if a default shall occur in the performance of any obligation with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness and such default is not remedied within the applicable notice or grace period, if any.

14.7	Insolvency

An Insolvency Event shall have occurred with respect to ACT or any Material Subsidiary.

14.8	Unsatisfied Awards

One or more final Awards for the payment of money are rendered by a competent tribunal against any of the Credit Parties in an aggregate amount in excess of US$25,000,000 (exclusive of any amounts fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order) and any such Award shall not be vacated or discharged or stayed or bonded pending appeal within 30 days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order.

14.9	Termination of Guarantees

Any Guarantee to be provided by any of the Credit Parties pursuant to the terms of this Agreement is or purports to be terminated by notice given under Article 2362 of the Civil Code of Québec or other Applicable Law.

14.10	Change in Control

A Change in Control occurs.

CREDIT AGREEMENT – PAGE 32

14.11	Failure of Subordination

The subordination provisions relating to any Subordinated Debt in excess of US$10,000,000 fails to be enforceable or the Facility fails to constitute “Senior Indebtedness” or “Senior Debt” (or similar or equivalent term or concept) in respect of any such Subordinated Debt or any Credit Party, directly or indirectly, disavows or contests any such subordination provisions.

ARTICLE 15

REMEDIES

15.1	Termination and Acceleration

If an Event of Default shall have occurred and be continuing, the Administrative Agent may do any one or more of the following:

15.1.1	declare the whole or any item or part of the Facility to be cancelled, terminated or reduced, whereupon the Lenders shall not be required to make any further Advance hereunder in respect of such portion of the Facility cancelled, terminated or reduced;

15.1.2	accelerate the maturity of all or any item or part of the Loans and declare them to be immediately due and payable, whereupon they shall be so accelerated and become so due and payable;

15.1.3	demand payment under any Guarantee comprised in the Operative Documents;

15.1.4	suspend any rights of any Credit Party under any Operative Document, whereupon such rights shall be so suspended; and

15.1.5	take any other action, commence any other suit, action or proceeding or exercise such other rights as may be permitted by Applicable Law (whether or not provided for in any Operative Document) at such times and in such manner as the Administrative Agent may consider expedient, all without any additional notice, demand, presentment for payment, protest, noting of protest, dishonour, notice of dishonour or any other action being required other than those required by Law. If an Event of Default referred to in Section 14.7 occurs, the Facility shall immediately and automatically be cancelled and the Loans shall be accelerated and become immediately and automatically due and payable without any action on the part of the Administrative Agent or any other Finance Party being required.

15.2	Distribution of Proceeds of Realization

Any Proceeds of Realization received by any one of the Finance Parties, shall be applied as follows:

15.2.1	firstly, to pay all fees due and costs incurred by the Administrative Agent up to and including the day a payment is made to or Proceeds of Realization are retained by the Finance Parties under subsection 15.2.3;

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15.2.2	secondly, to pay all Realization Costs incurred and paid by any one of the Finance Parties, up to and including the day a payment is made to or Proceeds of Realization are retained by the Finance Parties, under subsection 15.2.3;

15.2.3	thirdly, to pay to the Finance Parties the Obligations outstanding on the date any payment is made under this subsection; and

15.2.4	fourthly, to pay any surplus to or to the order of any Person, including the Borrower which under Applicable Law may be entitled to receive same.

15.3	Pro Rata Sharing of Realization Costs

Until such time as the Realization Costs are paid in the manner contemplated in subsection 15.2.2, all Realization Costs incurred and paid by any one of the Finance Parties shall be shared by the Finance Parties on the basis of their respective Rateable Share.

15.4	Indemnities and Payments

Nothing herein contained shall be construed or interpreted as in any way obliging the Finance Parties to make any payment as provided for in this Agreement unless they or it are firstly supplied with such indemnifications as the Majority Lenders may consider to be necessary or desirable to protect and save the Finance Parties harmless from any liability or penalty for which any one thereof may become liable under any applicable Law as a result of making such payment.

15.5	Compensation and Set-Off

In addition to any rights now or hereafter granted under applicable Law and not by way of limitation of any such rights, after the occurrence of an Event of Default that is continuing, each Finance Party is hereby authorized by the Borrower, at any time and from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to effect compensation, to set-off and to appropriate and to apply any and all deposits (general or special, time or demand, including Indebtedness evidenced by certificates of deposit, in each case whether matured or unmatured), and any other Indebtedness at any time held or owing by such Finance Party to or for the credit or the account of the Borrower against and on account of the obligations and liabilities of the Borrower to such Finance Party under the Operative Documents, irrespective of whether or not the Agent shall have made any demand hereunder or shall have declared the Loans to be due and payable as permitted hereunder and although said obligations and liabilities, or any of them, shall be contingent or unmatured.

15.6	Recovery for the Finance Parties

Each Finance Party agrees that if it shall exercise any right under Section 15.5 or any other right of counterclaim, compensation, set-off, banker’s lien, realization of security, or similar right with respect to property of the Borrower or if, under any applicable bankruptcy, insolvency or other similar Law, it receives a secured claim the security for which is a debt owed by it to the Borrower, the amount thereof shall constitute Proceeds of Realization under Section 15.2 and shall be dealt with in the same manner as therein provided as if a realization had occurred. All amounts thus recovered by any Finance Party shall promptly be delivered to the Administrative Agent for distribution.

CREDIT AGREEMENT – PAGE 34

15.7	Notices

Save as otherwise expressly provided for herein, no notice or mise en demeure of any kind shall be required to be given to the Borrower by the Administrative Agent or the other Finance Parties for the purpose of putting the Borrower in default, the Borrower being in default by the mere lapse of time allowed for the performance of an obligation or by the mere occurrence of any event constituting an Event of Default.

15.8	Dealings with the Borrower

The Administrative Agent may grant extensions of time and other indulgences, take and give up securities, accept compositions, grant releases and discharges and otherwise deal with the Borrower as the Required Lenders may see fit, without prejudice to the liability of the Borrower or to the Finance Parties’ rights in respect of the security conferred upon them pursuant to the terms of the Operative Documents.

15.9	No Deemed Payment

Where any Finance Party, whether under the provisions of the Operative Documents or otherwise, receives or recovers from the Borrower an amount ultimately payable to it under the provisions of the Operative Documents, but as a consequence of the provisions of Section 7.4 or 15.6 does not retain the totality of such amount, as between the Borrower, on the one hand, and that Finance Party, on the other hand, that excess amount not retained by such Finance Party shall be treated as not having been paid to such Finance Party for the purposes of this Agreement.

15.10	Finance Parties to Exercise Rights through Administrative Agent

Subject only to the extent that under the provisions of Article 16 and Article 17 a single Finance Party is affected and subject to the provisions of Section 15.5, the Finance Parties shall only exercise their Rights, Remedies and/or Recourses with respect to the Operative Documents through the Administrative Agent.

ARTICLE 16

TAXES AND OTHER CHARGES

16.1	Payments without Deductions

The Borrower agrees to pay the Loans of each Finance Party in principal, interest, fees and accessories, free and clear of and without deduction or withholding for (i) any and all present and future Taxes (but excluding, however, Taxes imposed upon such Finance Party (any such Finance Party shall be referred to herein as a “Taxed Party”) by the jurisdiction and political subdivision in which it or its relevant lending office may be located or under the Laws of which it may have been constituted) that may be imposed from time to time by any jurisdiction (including any jurisdiction from which payment is made) in connection with any amount required to be paid to such Finance Party pursuant to this Agreement or by any jurisdiction with respect to the preparation, execution,

CREDIT AGREEMENT – PAGE 35

delivery, registration, performance, amendment or enforcement of this Agreement (all of the foregoing, other than the excluded items shall be collectively referred to herein as the “Local Taxes”), and (ii) any and all present and future Taxes that may be imposed from time to time by any jurisdiction with respect to the payment by the Borrower of or the reimbursement by the Borrower for any Local Taxes (all of the foregoing listed in clauses (i) and (ii) other than the excluded items shall be collectively referred to herein as the “Indemnified Taxes”). In the event that any Taxed Party shall have paid any Indemnified Taxes, which under the terms of this Section 16.1, the Borrower is obliged to pay, the Borrower covenants and agrees to reimburse, upon demand, such Taxed Party on an after-tax-basis as contemplated in Section 16.2 for the amount of any such Indemnified Taxes so paid by the latter, with interest on such amount as contemplated in this Agreement, and any such reimbursement paid by the Borrower shall benefit from and be subject to the provisions of this Section 16.1 and Section 16.2.

16.2	Payments of Additional Amounts

If the Borrower is at any time (x) required by Law to make any deduction or withholding in respect of any Indemnified Taxes from any amount payable under this Agreement or (y) prevented by operation of Law from paying, causing to be paid or reimbursing the payment of any Indemnified Taxes or (z) required to reimburse a Taxed Party for any Indemnified Taxes paid by the latter but which, under the terms hereof, the Borrower is obliged to pay, the Borrower covenants and agrees to pay such additional amounts as may be necessary in order that the net amounts retained by any Taxed Party, after any deduction or withholding, after the deduction of any such Indemnified Taxes not paid, caused to be paid or reimbursed by the Borrower, after the payment of such Indemnified Taxes by the Taxed Party and after any Taxes imposed on or measured by the net income, profit or capital of the Taxed Party as a result of its receipt of additional amounts hereunder, shall equal the net after-tax amounts which would have been retained by such Taxed Party if any deduction or withholding had not been made, if such Indemnified Taxes had been paid, caused to be paid or reimbursed by the Borrower, if such Indemnified Taxes had not been paid by the Taxed Party and if no additional amounts had been paid hereunder. Such additional amounts shall be paid (i) in the case of amounts payable as a result of a deduction or withholding from an amount payable under this Agreement, on the date the latter amount is payable, (ii) in the case of amounts payable as a result of the failure by the Borrower to pay or reimburse such Indemnified Taxes, on the earlier of the date on which such Indemnified Taxes are due and the fifth day following the receipt by the Borrower of a notice from the Taxed Party that such Indemnified Taxes have been paid by such Taxed Party, (iii) in the case of Indemnified Taxes paid by a Taxed Party and that the Borrower is obliged to pay, on demand from the Taxed Party and (iv) in the case of amounts payable as a result of Taxes imposed on or measured by the net income, profit or capital of any Taxed Party as a result of its receipt of additional amounts hereunder, on the fifth day following the receipt by the Borrower of a request therefor by such Taxed Party. Upon request from the Borrower, the Taxed Party claiming payment of Indemnified Taxes under the provisions of this Section shall provide the Borrower with such information and documentation as the Borrower may reasonably request. For greater certainty, it is understood and agreed that the Borrower shall not be obliged to pay under any provision of this Article 16 any additional amount to or for the account of any Taxed Party in respect of a Tax imposed on or measured by the net income, profit or capital of such Taxed Party.

CREDIT AGREEMENT – PAGE 36

16.3	Increase in Interest Rates

If the Borrower is prevented by operation of Law from paying or causing to be paid any amount required to be paid by Section 16.2, the Borrower covenants and agrees to pay as additional interest payable under this Agreement an amount equal to such required amount, on the applicable Interest Payment Date if such amount is in respect of interest or, if otherwise, on the next succeeding Interest Payment Date, it being expressly understood and agreed that any such additional interest payment shall be paid on an after-tax-basis as contemplated in Section 16.2 and shall be subject to the provisions of Sections 16.1 and 16.2. The Borrower, at the request of any Taxed Party, shall sign such documents, deeds and instruments and shall do all such things as such Taxed Party shall reasonably consider useful or necessary to give full force and effect to such increase in the rate of interest.

16.4	Mitigation

If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Article 16, then such Lender shall use reasonable efforts to change the jurisdiction of its applicable lending office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Lender, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in its sole discretion.

16.5	Survival of Agreements

The agreements of the Borrower under this Article 16 shall survive the repayment of the Loans and the cancellation in full of the Facility.

ARTICLE 17

INDEMNITIES

17.1	Market Disruption

If the Administrative Agent shall have determined that by reason of circumstances affecting the relevant markets for deposits in the relevant currencies generally, adequate and reasonable means do not exist for ascertaining the interest rate applicable to the Libor Loans or any part thereof, for any Selected Period, or the Administrative Agent shall receive a notice from any Affected Lender that:

17.1.1	by reason of circumstances affecting the relevant markets generally, deposits in the relevant currencies are not available to such Affected Lender in such market in the ordinary course of business in sufficient amounts to enable it to make a Libor Loan for any Selected Period; or

17.1.2	by reason of any Change in Law, it is impracticable for such Affected Lender to make or maintain a Libor Loan for any Selected Period;

the Administrative Agent shall promptly give notice of such determination to the Borrower and the Finance Parties, and until the Administrative Agent notifies the Borrower and the Finance Parties

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that the circumstances giving rise to such notice no longer exist (i) if any Conversion Request requests the conversion of any Loan into, or the continuation of any Loan as, a Libor Loan (if applicable), the obligations of all such Affected Lenders to convert or continue any such Loan shall be suspended and the portion of any such Loan to be advanced by such Affected Lenders shall be converted into or continued as US Base Rate Loan on the last day of the applicable Selected Period, and (ii) if any Draw Request requests any Loan by way of a Libor Loan (if applicable), the obligations of all such Affected Lenders to make any such Loan shall be suspended and the portion of any such Loan to be advanced by such Affected Lenders shall be made as a US Base Rate Loan.

17.2	Change in Law

If any Finance Party determines (which determination shall be evidenced by a certificate submitted to the Borrower and the Administrative Agent by such Finance Party) that:

17.2.1	a Change in Law has made or shall make it unlawful or contrary to any Applicable Law for such Finance Party to make or maintain all or any part of the Libor Loan hereunder of such Finance Party, then the obligations of such Finance Party to make or maintain such part of such Libor Loan shall be suspended and, subject to the provisions of any such Applicable Law and those of Sections 17.5 and 17.6 with respect to losses and expenses, the Borrower may convert such Libor Loan or any part thereof or alternatively may repay in full any such or other affected Loan or liability to such Finance Party, together, in each case, with all interest accrued thereon, which conversion or repayment shall be made, with respect to each relevant Selected Amount, at the expiry of its Selected Period, or if in the judgment of such Finance Party immediate conversion or repayment is required, immediately upon demand of such Finance Party; or

17.2.2	a Change in Law has:

17.2.2.1	imposed, modified, or deemed applicable any loan ceiling against such Finance Party or imposed, modified or deemed applicable any special Tax (other than a Tax on the net income, profit or capital of such Finance Party), deposit insurance, reserve, deposit or similar requirement with respect to assets held by, deposits in or for the account of, the acquisition of funds by, or loans by such Finance Party; or

17.2.2.2	changed the basis of taxation of payments to such Finance Party under this Agreement (other than a change affecting taxation on the net income, profit or capital of such Finance Party); or

17.2.2.3	imposed on such Finance Party any other condition (including the amount of capital required or expected to be maintained by such Finance Party as a result of this Agreement, or its Commitment) or monetary restraint with respect to this Agreement, the Libor Loan or any part thereof of such Finance Party or any other Operative Document; and

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the result of any of the foregoing is to increase the cost to such Finance Party of making or maintaining its Commitments or Libor Loan or any part of any one thereof or to reduce any amount receivable by such Finance Party with respect to the Libor Loan or any part of any one thereof of such Finance Party by an amount which such Finance Party deems in its sole discretion to be material, then, the Borrower, within fifteen (15) Business Days of receipt of the certificate referred to above (which certificate shall contain all required computations and reasonable explanations of the amounts required to be paid):

17.2.2.4	shall pay to such Finance Party, such additional amount computed by such Finance Party as will, on an after-tax basis, compensate such Finance Party for such additional cost or reduction in amounts receivable which such Finance Party determines to be attributable to the Borrower or the Loans made to the Borrower; and

17.2.2.5	subject to the provisions of Sections 17.5 and 17.6 with respect to losses and expenses, may convert such Libor Loans or any part thereof into a US Base Rate Loan or may repay it.

provided, in each case, that such provisions are applied by any Finance Party so affected to all or substantially all of its borrowers in Canada or the United States of America, as the case may be, against whom it is entitled to make such a claim.

17.3	Replacement of Affected Lenders

The Borrower shall have the right to replace any Affected Lender as follows:

17.3.1	the Borrower shall initially be required to ask each Lender who is not an Affected Lender, through the Administrative Agent, if it desires to have the Loan or any portion thereof of such Affected Lender Assigned to it and assume the corresponding portion of the Commitments of such Affected Lender; and

17.3.2	then, in the event that no such Lender informs the Administrative Agent within ten (10) days of such request of the Borrower of its intention to proceed with such an Assignment or that the aggregate amount of the Loan and the Commitment that the Lenders desire to have Assigned to them is less than the amount of the Loan and the Commitment of such Affected Lender, the Borrower may request that such portion of the Loan and the Commitment of such Affected Lender be Assigned to one or more financial institutions, the whole in accordance with Section 20.5 provided, however, that the Borrowers shall pay to the Administrative Agent the fees contemplated in paragraph 20.5.1.4.

17.4	Notice of Change in Law

The Administrative Agent shall promptly give notice of receipt by it of any certificate delivered pursuant to the provisions of Section 17.2 to the Borrower and the Finance Parties.

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17.5	Reimbursement of Losses and Expenses

Whenever any Finance Party or the Administrative Agent shall sustain or incur any losses and expenses as a result of:

17.5.1	the failure of the Borrower to borrow pursuant to a Draw Request once delivered (whether by reason of the Borrower’s decision not to proceed, the non-fulfilment of any of the conditions set forth in this Agreement, the existence of a Default on the relevant Drawdown Date or for any other reason); or

17.5.2	the declaration by the Administrative Agent following the occurrence of an Event of Default, that the Loans are immediately due and payable; or

17.5.3	the failure of the Borrower to pay when due principal, interest, fees or any other amount under this Agreement (whether at maturity, by reason of acceleration or otherwise); or

17.5.4	the conversion or repayment of the whole or any part of the Libor Loans on any day other than the Selected Maturity Date with respect thereto including a conversion or repayment made as a result of a provision of this Agreement; or

17.5.5	the conversion or repayment of the whole or any part of any affected Loans or liabilities pursuant to Sections 17.1 or 17.2; or

17.5.6	the failure of the Borrower to convert pursuant to a Conversion Request once delivered any part of the Loans into or continue any part thereof as Libor Loans (whether by reason of the Borrower’s decision not to proceed, the non-fulfilment of any of the conditions set forth in this Agreement, the existence of a Default on the relevant Conversion Date or for any other reason);

(the events contemplated above shall be referred to individually as a “Loss Event” and the funds converted, not converted, repaid, not borrowed or not repaid, as the case may be, which are subject to any such Loss Event shall be collectively referred to as the “Affected Funds”);

the Borrower agrees to pay such Finance Party or the Administrative Agent, upon demand, an amount certified by such Finance Party or the Administrative Agent to be necessary to compensate it for all such losses and expenses. The certificate of such Finance Party or the Administrative Agent, as the case may be, shall also specify the computation and reasonable explanations of the amount to be paid. The agreements of the Borrower under this Section 17.5 shall survive the repayment of the Loans and the termination of the Facility.

17.6	Amount of Losses with respect to Libor Loans

With respect to the Libor Loans, the losses and expenses referred to in Section 17.5 shall consist of and be limited to, losses and expenses incurred by any Finance Party in connection with the redeployment of the Affected Funds in an amount equal to the premium, if any, that such Finance Party would be required to pay were it to purchase, in the relevant market, prior to its maturity, on the date of such Loss Event, a term deposit instrument in a principal amount equal to the affected

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Selected Amount and whose maturity is equal to the remaining term of the affected Selected Period and bearing interest at a rate equal to the rate applicable or that would have been applicable under the terms hereof to the Affected Funds on the date of such Loss Event.

17.7	General Indemnity

The Borrower hereby indemnifies and holds harmless the Indemnified Parties from any and all losses and expenses that may be incurred by or awarded against any Indemnified Party, arising out of or relating to any investigation, litigation or proceeding relating to any Operative Document or any use made or proposed to be made with the proceeds of the Facility, whether or not such investigation, litigation or proceeding is brought by the Borrower or any other Person and whether or not such Indemnified Party is a party thereto, except to the extent such losses and expenses are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s intentional or gross fault or wilful misconduct.

ARTICLE 18

THE AGENTS

18.1	Appointment and Authorization

Each Lender irrevocably appoints and authorizes, and hereby agrees that it will require any Assignee, irrevocably to appoint and authorize each Agent to execute, deliver and take such actions as its agent under each Operative Document to which each Agent is party and to exercise such rights under each such Operative Document as are specifically delegated to each Agent by the terms thereof, together with such rights as are reasonably incidental thereto. The Agents accept such appointment and agree to perform its obligations as Agents under the Operative Documents in accordance with the provisions thereof.

18.2	Declaration of Agency

Each Agent declares that it shall hold the rights granted to it under each Operative Document, for its own benefit and as agent for the rateable benefit of each Lender. The rights vested in each Agent by any Operative Document shall be performed by each Agent in accordance with the provisions of this Article.

18.3	Interest Holders

The Agents may treat each Lender as the holder of all of the interests of such Lender in respect of the Facility until a duly executed and delivered Loan Transfer Agreement in form and substance satisfactory to the Administrative Agent, has been delivered to the Administrative Agent and the Administrative Agent has been paid its required processing fee for such Assignment.

18.4	Consultation with Professionals

Each Agent may engage and consult with Lenders’ Counsel, accountants, consultants, financial advisors and other experts and such Agent shall not be liable for any action taken or not taken or suffered by it in good faith and in accordance with the advice and opinion of Lenders’ Counsel or such accountants, consultants, financial advisors or other experts.

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18.5	Operative Documents

No Agent shall be under any duty or obligation to examine, enquire into or pass upon the validity, effectiveness or genuineness of any Operative Document or any other agreement, document, instrument or communication furnished pursuant to or in connection with any Operative Document, and the Agents shall be entitled to assume that the same are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be.

18.6	Agents and their Subsidiaries and Affiliates

With respect to its Commitments and Loan, each Agent shall have the same rights hereunder as any other Lender and may exercise the same as though it were not an Agent and each Agent and its Subsidiaries and Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Credit Party and its Affiliates and Persons doing business with any Credit Party or any of its Affiliates as if it were not an Agent and without any obligation to account therefor.

18.7	Responsibility of the Agents

The obligations of the Agents to the other Finance Parties under the Operative Documents are only those expressly set forth therein. No Agent shall have any fiduciary obligation to any Finance Party. The Agents shall only have those contractual obligations expressly set forth in the Operative Documents. No Agent shall have any duty or obligation to investigate whether any Default has occurred. The Administrative Agent shall be entitled to assume that no Default has occurred and is continuing, unless an officer of the Administrative Agent charged with the administration of this Agreement has actual knowledge or has been notified by the Borrower of such fact or has been notified by the Majority Lenders that they consider that a Default has occurred and is continuing, such notification to specify in detail the nature thereof.

18.8	Action by the Administrative Agent

18.8.1	The Administrative Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any right which may be vested in it by, and with respect to taking or refraining from taking any action which it may be able to take under or in respect of, any Operative Document, unless the Administrative Agent has been instructed by the Required Lenders to exercise such rights or to take or refrain from taking such action; provided, however, that the Administrative Agent shall not exercise any right under Section 15.1 without being instructed to do so by the Majority Lenders. The Administrative Agent shall incur no obligation under or in respect of the Operative Documents with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment or which may seem to it to be necessary or desirable in the circumstances, except for its intentional or gross fault or wilful misconduct;

18.8.2	The Administrative Agent shall in all cases be fully protected in acting or refraining from acting under any Operative Document in accordance with the instructions of the Required Lenders, and any action taken or failure to act pursuant to such instructions shall be binding on all Finance Parties;

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18.8.3	Notwithstanding anything else herein contained, the Administrative Agent may refrain from doing anything which would or might in its opinion be contrary to any Applicable Law or which would or might otherwise render it liable to any Person and may do anything which is, in its opinion, necessary to comply with any Applicable Law;

18.8.4	Notwithstanding subsection 18.8.1, the Administrative Agent may refrain from acting in accordance with any instructions of the Required Lenders to begin any litigation, arising out of or in connection with any Operative Document until it has received such security as it may require (whether by way of payment in advance or otherwise) for all losses and expenses which it will or may expend or incur in complying with such instructions.

18.9	Notice of Events of Default

18.9.1	In the event that an officer of the Administrative Agent charged with the administration of this Agreement is notified of any Default, the Administrative Agent shall promptly notify the Finance Parties, and, subject to Section 18.8, the Administrative Agent shall take such action and assert such rights under the Operative Documents as the Required Lenders shall request in writing, and the Administrative Agent shall not be subject to any liability by reason of its acting pursuant to any such request;

18.9.2	Prior to receiving any instructions from the Required Lenders in respect of such Default, the Administrative Agent may, but shall not be obliged to, take such action or assert such rights (other than those matters requiring unanimous Lender consent) as it deems in its discretion to be advisable for the protection of the Finance Parties, except that, if the Required Lenders have instructed the Administrative Agent not to take such action or assert such rights, in no event shall the Administrative Agent act contrary to those instructions.

18.10	Responsibility Disclaimed

The Administrative Agent in its capacity as Agent shall not be under any obligation whatsoever:

18.10.1	to any Credit Party as a consequence of any failure or delay in the performance by, or any breach by, any Finance Party of any of its obligations under any Operative Document;

18.10.2	to any Finance Party, as a consequence of any failure or delay in the performance by, or any breach by, any Credit Party of any of its obligations under any Operative Document; or

18.10.3	to any Finance Party for any statements, representations or warranties in any Operative Document or any other agreement, document or instrument contemplated by any Operative Document or in any other information provided pursuant to any Operative Document or for the validity, effectiveness, enforceability or sufficiency of any Operative Document.

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18.11	Indemnification

Each of the Finance Parties severally agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower on demand) pro rata according to their respective Rateable Share from and against any and all losses and expenses which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of any Operative Document except that no Finance Party shall be liable to the Agent for any portion of such losses and expenses that is found in a final non-appealable judgement of court of competent jurisdiction to have resulted from the intentional or gross fault or wilful misconduct of the Administrative Agent.

18.12	Protection of Employees

Each reference in Sections 18.1, 18.8, 18.9, 18.10, 18.11 and 18.14 to the Administrative Agent shall (to the extent the context so admits) be deemed to include the Administrative Agent and its directors, officers, employees, agents, solicitors, accountants, consultants, financial advisors, other experts and all other representatives and the Administrative Agent shall be constituted as agent and bare trustee of each such Person and shall hold and enforce their rights under said Sections for their respective benefits.

18.13	Credit Decision

Each Finance Party represents and warrants to the Agents that:

18.13.1	in making its decision to enter into this Agreement and to make its Commitments and its Loan, it has independently taken whatever steps it considers necessary to evaluate the financial condition and affairs of each Credit Party and that it has made an independent credit judgment without reliance upon any information furnished by the Administrative Agent; and

18.13.2	so long as any portion of its Loan remains outstanding it will continue to make its own independent evaluation of the financial condition and affairs of each Credit Party.

18.14	Replacement Administrative Agent

18.14.1

The Administrative Agent (a “Resigning Agent”) may resign at any time by giving written notice thereof to the other Finance Parties and the Borrower. Such resignation shall only be effective upon the earlier of (i) the appointment of a replacement agent and its acceptance of such appointment, and (ii) the 30th day following such notice;

18.14.2

Upon receipt of notice of any such intended resignation, the Majority Lenders shall have the right to appoint a replacement to the Resigning Agent which shall be one of the Lenders which has an office in Montréal, Québec, or Toronto, Ontario, and a branch or agency in the United States of America and provided no Default shall have then occurred and be continuing, which shall be acceptable to the Borrower. If no replacement to the Resigning Agent shall have been so appointed and shall have accepted such appointment within 15 days of receipt of

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such notice, the Majority Lenders shall, within the following 15 days, appoint a replacement that may, but need not be, a Lender but that shall be a financial institution to which payments are not subject to Part XIII of the Income Tax Act (Canada) and which has a branch in Montréal, Québec or Toronto, Ontario, and provided no Default shall have then occurred and be continuing, which shall be acceptable to the Borrower;

18.14.3	If the Majority Lenders fail to appoint a replacement to the Resigning Agent within such 15 day period, without limitation of its rights under this Section 18.14, the Resigning Agent may, on behalf of the Lenders, appoint a replacement Administrative Agent which shall be, a financial institution to which payments are not subject to Part XIII of the Income Tax Act (Canada) and which has a branch in Montréal, Québec or Toronto, Ontario and provided no Default shall have then occurred and be continuing, which shall be acceptable to the Borrower;

18.14.4	The Administrative Agent may also be removed at any time by the Majority Lenders on the grounds that the Administrative Agent has failed to comply, in any material respect, with its obligations towards any Lender and has not remedied such failure within a reasonable delay following its receipt of a notice from the Majority Lenders describing such failure. The foregoing provisions of this Section 18.14 will apply mutatis mutandis to an Administrative Agent that is being so removed.

18.15	Delegation

With the prior approval of the Majority Lenders, such approval not to be unreasonably withheld, the Administrative Agent shall have the right to delegate any of its rights, duties or obligations under the Operative Documents to any other Finance Party upon such terms and conditions as the Administrative Agent may think fit and the Administrative Agent shall not be bound to supervise the proceedings or be in any way responsible for any obligations or losses and expenses incurred by reason of any misconduct or default on the part of any such delegate.

18.16	Waivers and Amendments

18.16.1	Except as otherwise provided in subsections 18.16.2 and 18.16.3, any term, covenant, agreement, condition or obligation of any Operative Document may be amended with the consent of the Credit Parties that are party thereto and the Administrative Agent, acting in accordance with the instructions of the Majority Lenders, and such amendment shall be binding upon all the parties hereto or thereto, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Administrative Agent, acting in accordance with the instructions of the Majority Lenders, and such waiver shall be binding upon all of the Lenders, and in any such event the failure to observe, perform or discharge any such term, covenant, agreement, condition or obligation (whether such amendment is executed or such consent or waiver is given before or after such failure) shall not be construed as a breach of such term, covenant, agreement, condition or obligations or an Event of Default;

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18.16.2	Without the prior consent of every Lender and the Borrower, no amendment, waiver or other action of, or in respect of, any Operative Document shall:

18.16.2.1	increase the aggregate amount of the Facility, the amount or term of any of the Commitments or the proportion represented by the Rateable Share of any Lender, except to the extent expressly permitted or required in this Agreement;

18.16.2.2	postpone or defer the time for the payment of the principal of or interest on the Loans or any part thereof or any other amount payable hereunder;

18.16.2.3	decrease the rate or amount or change the currency of any principal, interest or fees payable hereunder or the requirement of pro rata application in accordance with each Lender’s Rateable Share of all amounts received by the Administrative Agent in respect of the Facility;

18.16.2.4	change the definition of “Required Lenders” or “Majority Lenders”;

18.16.2.5	amend this Section 18.16;

18.16.2.6	release or postpone any Guarantee of any Credit Party under any Operative Document except as otherwise expressly permitted or required by the provisions of any Operative Document, or otherwise amend any such Guarantee so as to limit the guarantee of any Credit Party thereunder;

18.16.2.7	release or discharge the Liens created under the Pledge Agreement except as otherwise expressly permitted or required by the provisions of any Operative Document;

18.16.2.8	release the Borrower or Restricted Subsidiary, as the case may be, of any of its obligations to become a party to the Guarantee Agreement in accordance with and subject to the provisions of this Agreement; and

18.16.2.9	extend the Commitment Period or the Completion Period if such extension, together with any previous extension, would exceed 90 days.

18.16.3	No amendment or waiver of any provision of any Operative Document shall affect any of the rights or obligations of the Administrative Agent under any Operative Document without the prior consent of the Administrative Agent;

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18.16.4	Nothing contained in this Agreement or the other Operative Documents, including, without limitation, the specific reference to Lenders in certain provisions and to Majority Lenders in other provisions, should be construed or interpreted as in any way limiting or restricting the generality of the provisions of this Section 18.16.

18.17	Articles 2138 to 2148 C.C.Q. Not Applicable

The mandate of the Administrative Agent under this Agreement is not governed by the provisions of Articles 2138 to 2148 of the Civil Code of Québec and the Finance Parties do hereby expressly renounce to the benefit of each and every one of such Articles.

18.18	Rights, Benefits and Recourses Created by the Operative Documents

The parties hereto do hereby expressly acknowledge, declare and agree that the rights, benefits and recourses created and intended to be created at any time and from time to time by any of the Operative Documents in favour of the Administrative Agent or in favour of the Finance Parties or any one thereof, are created and intended to be created in favour of the Lenders, and in favour of the Administrative Agent as agent for such Person or Persons that now are or may, at any time and from time to time, become Finance Parties, in the same manner and to the same extent as though each such Person was personally an original party to or a Person specifically named as a beneficiary in the said documents.

18.19	Certain Other Agents

Notwithstanding anything to the contrary herein contained, none of the Persons identified on the facing page or signature page of this Agreement as “Bookrunner”, “Syndication Agent” or “Documentation Agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement or any other Operative Document in its capacity as such. Without limiting the foregoing, no such Person so identified shall have or be deemed to have any mandatary or fiduciary relationship to any Finance Party or any Credit Party.

ARTICLE 19

OPERATION OF ACCOUNTS

19.1	Notice of Advance to the Finance Parties

Upon receipt of any Draw Request, Conversion Request or Repayment Notice, the Administrative Agent shall promptly notify each Finance Party of the receipt of such request or notice and of the Rateable Share of the requested Advance of such Lender or of the contemplated repayment, as the case may be.

19.2	Interlender Procedure for Making Advances

By no later than 11:00 a.m. (local time in the place of payment) on the requested Borrowing Date, each Lender shall make available to the Administrative Agent its Rateable Share of the requested Advance in same-day funds in the appropriate currency by wire-transferring such amount in the Administrative Agent’s Account.

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19.3	Deposits By or on Behalf of Lenders to Constitute Advances

With respect to the Borrower’s Account, all deposits and credits made into said accounts under the terms hereof by the Administrative Agent, on behalf of the Lenders, and required to be so deposited or credited pursuant to a Draw Request or Conversion Request, shall constitute Advances by the Lenders under the terms hereof.

19.4	Maintenance of Loan Records by the Administrative Agent

19.4.1	The Administrative Agent will open and maintain on its books, at the Administrative Agent’s Office, a loan record for the Borrower evidencing the aggregate Indebtedness of the Borrower to the Finance Parties hereunder and each constituent part of the Loans. The Administrative Agent shall record therein the amount of each Advance, and shall enter therein each payment of principal and interest on the Loans and all other amounts paid by the Borrower and becoming due under this Agreement;

19.4.2	The said loan records shall constitute, in the absence of manifest error, prima facie evidence of the whole and each constituent part of the Loans, the date any Advance is made to the Borrower and the aggregate amounts from time to time paid by the Borrower on account of such Loans, in principal, interest, fees and other amounts due hereunder.

19.5	Authority to Debit and Credit

The Borrower does hereby expressly and irrevocably authorize the Administrative Agent to effect all any necessary debits, deposits, credits and transfers in, from or to the Borrower’s Account, in order to accommodate the Lenders in making Advances and in order to accommodate the Borrower in making payments of the principal, interest and fees required to be made to the Finance Parties and the Administrative Agent under Articles 3 to 8 inclusively, the whole under and subject to the provisions of this Agreement.

19.6	Failure by Any Lender to Advance

The failure by any Lender to make an Advance in accordance with its obligations hereunder shall not relieve the other Lenders of their several obligations to make an Advance (in accordance with their respective obligations) equal to their respective Rateable Share (pertaining to the relevant Facility) of the aggregate amount of any Advance requested by the Borrower nor shall any Lender be responsible for the obligations of any other Lender.

ARTICLE 20

MISCELLANEOUS

20.1	Notices

Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be deemed to have been duly given or made to the party to which such notice, request, demand or other communication is required or permitted to be given or

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made under this Agreement, when delivered to such party (by certified mail, postage prepaid, or by telecopier or hand delivery) at its address and attention set forth in Appendix “IV” hereto or at such other address as any of the parties hereto may hereafter notify the others in writing. No other method of giving notice is hereby precluded. Notices and other communications to the Lenders may be delivered by electronic communication (including email and internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that such electronic communication shall not apply to notices to any Lender pursuant to Articles 2 and 21 if such Lender has notified the Administrative Agent that it is incapable of receiving such notices by electronic communication. Any notice under the Operative Documents to one Borrower, if more than one, shall be deemed to be received by all Borrowers.

20.2	Calculations and Determinations Shall Constitute Prima Facie Proof

In the absence of manifest error, any calculation or determination to be made by the Administrative Agent, any Finance Party or the Majority Lenders under this Agreement, when made, shall constitute prima facie evidence for all of the parties hereto.

20.3	Rights and Recourses Cumulative

The rights and remedies of each Finance Party under this Agreement shall be cumulative and not exclusive of any right or remedy which each Finance Party would otherwise have and no failure or delay by the Administrative Agent or any Finance Party in exercising any right shall operate as a waiver thereof, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

20.4	Assignments by the Borrower

The rights of the Borrower hereunder are declared to be purely personal and may therefore not be assigned or transferred, nor can the Borrower assign or transfer any of its obligations, any such assignment being null and void insofar as the Finance Parties are concerned and rendering any balance then outstanding of the Loans immediately due and payable at the option of the Administrative Agent and relieving the Lenders from the obligation of making any or any further Advances hereunder.

20.5	Assignments and Participations by Lenders

20.5.1	Any Lender may at any time enter into Assignments, provided that no such Assignment to a separate legal entity shall be effective until:

20.5.1.1	the Administrative Agent shall consent to same, which consent, in all cases, shall not be unreasonably withheld, provided however that no such consent shall be required for an Assignment to a Lender;

20.5.1.2

the Borrower shall consent to same, which consent shall not be unreasonably withheld, provided, however, that (i) in the event any such Assignment shall result, under the then Applicable Laws, in the Borrower having to indemnify or pay additional amounts to the Assignee pursuant to Article 16, same shall constitute a sufficient

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reason to withhold such consent, (ii) no such consent shall be required for an Assignment to a Lender, an Affiliate of a Lender or an Approved Fund unless any such Assignment shall result, under the then Applicable Laws, in the Borrower having to indemnify or pay additional amounts to such Assignee pursuant to Article 16, and (ii) where such Assignment is to occur at a time when a Default has occurred and is continuing, no such consent shall be required;

20.5.1.3	a Loan Transfer Agreement shall have been executed by such Lender, the Assignee, the Administrative Agent, the Borrower and the other Credit Parties and delivered to the Administrative Agent and the Borrower. The Borrower hereby covenants and agrees not to unreasonably withhold its execution of the aforesaid instrument. The signature of the Borrower shall only be required under the terms of this subsection where such Assignment is to occur at a time when no Default has occurred and is continuing; and

20.5.1.4	such Lender has paid to the Administrative Agent, for its exclusive benefit, a fee of US$3,500.

Any Lender may, without the consent of the Borrower or the Administrative Agent, pledge its rights hereunder or under any Loan as collateral security for extensions of credit from any Federal Reserve Bank.

20.5.2	Upon such execution and delivery and provided the other conditions of this Section 20.5 shall have been met, such Lender shall be released from its Commitments and other obligations hereunder to the extent of such Assignment, and such Assignee shall for all purposes be a Lender party to this Agreement, and shall have all the rights and obligations of a Lender under this Agreement and shall be entitled to the benefit of the provisions hereof, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required. Each Loan Transfer Agreement shall constitute an amendment to this Agreement and more particularly to Schedule “A” hereto to the extent, and only to the extent, necessary to reflect the addition of such Assignee as a Lender and the resulting adjustment of the Commitments, if any, resulting from the aforesaid Assignment;

20.5.3	Without in any way limiting the generality of any of the foregoing, the Borrower shall, at the request of any Lender which so Assigns any of its interest under this Agreement, execute and deliver to such Lender or to such party or parties as such Lender may designate any and all further instruments or documents and use its best efforts to obtain any and all further authorizations or approvals, and make any and all further registrations, filings or notifications, as may be necessary or desirable to give full force and effect to such Assignment;

20.5.4

Any Assignment contemplated in this Section 20.5 must be either for the entire amount of the Commitments and the Loan of a Lender or where it is for a lesser amount, such amount must not be such that the Commitments of the Assigning

CREDIT AGREEMENT – PAGE 50

Lender would be reduced by less than US$5,000,000 nor must the remaining amount of the Commitments of the Assigning Lender following such an Assignment be less than US$5,000,000. Notwithstanding the foregoing, where any such Assignment is being made while a Default has occurred and is continuing, none of the restrictions contained in this subsection 20.5.4 shall apply to such Assignment;

20.5.5	Any Lender may, without the consent of the Borrower or the Administrative Agent sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement;

20.5.6	For the purposes of this Section 20.5, each Lender, subject to the prior consent of the Borrower and subject to Section 20.18, which consent shall not be unreasonably withheld, may provide, on a confidential and need-to-know basis, any prospective assignees, transferees or participants with this Agreement, the other Operative Documents as well as all information, reports, budgets, projections and documents, which are made available to each Lender by the Borrower in connection with this Agreement, from time to time provided that the prior consent of the Borrower is not required at any time when a Default has occurred and is continuing.

20.6	Conversion Rules

If for the purpose of obtaining or enforcing a judgment in any court or for any other purpose hereunder (such as, without limitation, to determine the value of any amount expressed in a currency other than that in which is expressed hereunder the amount to which it is being compared), it is necessary to convert any amount in the currency in which it is denominated (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be the Exchange Rate for conversion of the Original Currency into the Second Currency applicable on the Business Day on which judgment is given or such determination must be made.

20.7	Currency Indemnity

The Borrower agrees that its obligations in respect of any amount due and payable to the Finance Parties in the Original Currency hereunder shall be discharged only to the extent that, on the Business Day following receipt of any sums so paid or adjudged to be due hereunder in the Second Currency, the Administrative Agent, in accordance with normal banking procedure, may purchase in the Canadian money market or the Canadian foreign exchange market, as the case may be, the Original Currency with the amount of the Second Currency so paid or so adjudged to be due; and, if the amount of the Original Currency so purchased is less than the amount originally due in the Original Currency, the Borrower agrees, as a separate obligation and notwithstanding any such

CREDIT AGREEMENT – PAGE 51

payment or judgment to indemnify the affected Finance Parties against such loss and, if the amount of the Original Currency so purchased is greater than the amount originally due in the Original Currency, the Agent and the Finance Parties agree, notwithstanding any such payment or judgment, to remit to the Borrower, on demand, any such excess.

20.8	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.

20.9	Severability

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

20.10	Replacement of Previous Agreements

This Agreement replaces and supersedes all verbal or oral agreements, understandings and undertakings between the Finance Parties, or any one thereof, and ACT relating to the Facility, the whole subject to and except for the letter agreement contemplated in Section 6.3.

20.11	No Novation

Any security provided to the Finance Parties by the Borrower shall not constitute a payment, nor shall it operate novation of any amount due hereunder and shall not operate by way of compensation, set-off or confusion of, or merge with, any Indebtedness or liability of the Borrower or of any other Person or Persons to the Finance Parties or any one thereof under any deed, guarantee, contract, bill of exchange, promissory note, letter of credit, certificate of deposit or other instrument by which the same may now or at any time hereafter be represented or evidenced.

20.12	Obligation to Pay Absolute

Except as provided under Section 7.6, the obligations of the Borrower to make payments on the Loans as and when due in accordance with this Agreement shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances without any right of compensation or set-off and notwithstanding any defence, right of action or claim of any nature whatsoever which the Borrower may at any time have or have had against the Administrative Agent or the Finance Parties, whether in connection with this Agreement or otherwise.

20.13	Risk of Superior Force

The Borrower expressly assumes all risks of superior force, so that the Borrower shall be bound to timely repay the Loans in full under this Agreement notwithstanding the existence or occurrence of any event or circumstance constituting a superior force within the meaning of Article 1693 of the Civil Code of Québec.

CREDIT AGREEMENT – PAGE 52

20.14	Inconsistency with Guarantee Agreement

Unless otherwise herein provided, to the extent that any provision of this Agreement is inconsistent with the provisions of any other Operative Document, the provisions of this Agreement shall prevail.

20.15	Governing Law

This Agreement and the interpretation and enforcement thereof shall be governed by and in accordance with the Laws of the Province of Québec and the federal Laws of Canada applicable therein.

20.16	Submission to Jurisdiction

Each of the parties hereto irrevocably submits to the non-exclusive jurisdiction of the Courts of the Province of Québec sitting in the judicial district of Montréal with respect to any matter arising hereunder or in relation herewith. The parties hereto irrevocably waive any objections on the ground of venue or forum non conveniens or any similar grounds. The parties hereto irrevocably consent to service of process by mail or in any other manner permitted by relevant Law.

20.17	Waiver of Jury Trial

Each party hereto hereby waives any right it may have to a trial by jury of any dispute arising under or relating to this Agreement and agrees that any such dispute shall be tried before a judge sitting without a jury.

20.18	Treatment of Certain Information: Confidentiality

20.18.1	Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as hereinafter defined), except that Information may be disclosed (a) to it, its Affiliates and its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives on a need-to-know basis, (b) to the extent required by Applicable Laws or by any subpoena or similar legal process, or by Canada’s or any of the Lenders’ or Agents’ international commitments under the WTO Subsidies and Countervailing Measures Agreement and as a member of the Berne Union, (c) to any other party hereto, (d) in connection with the exercise of any remedies hereunder or under any other Operative Document (e) to any Assignee of or Participant in, or any prospective Assignee of or Participant in, any of its rights or obligations under this Agreement, (f) with the consent of ACT or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section or becomes available to any Agent or any Lender on a non-confidential basis from a source other than a Credit Party;

20.18.2	For all purposes of this Section 20.18, “Information” means all information received in connection with this Agreement from any Credit Party relating to any Credit Party or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to such receipt;

CREDIT AGREEMENT – PAGE 53

20.18.3	The Agents may disclose to any agency or organization that assigns standard identification numbers to loan facilities such basic information describing the Facility as is necessary to assign unique identifiers (and, if requested, supply a copy of this Agreement), it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to make available to the public only such Information as such person normally makes available in the course of its business of assigning identification numbers;

20.18.4	In addition, and notwithstanding anything herein to the contrary, the Administrative Agent may provide the information described on Schedule “H” concerning the Credit Parties and the Facility to Loan Pricing Corporation and/or other recognized trade publishers of information for general circulation in the loan market.

ARTICLE 21

FORMAL DATE

21.1	Formal Date

For the purpose of convenience, this Agreement may be referred to as bearing formal date of September 1, 2010 irrespective of the actual date of its execution.

ARTICLE 22

LANGUAGE

22.1	English Language

The parties hereto have expressly required that this Agreement and all deeds, documents and notices relating thereto be drafted in the English language. Les parties aux présentes ont expressément exigé que la présente convention et tous les autres contrats, documents ou avis qui y sont afférents soient rédigés en langue anglaise.

[INTENTIONALLY LEFT BLANK]

CREDIT AGREEMENT – SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto executed this Agreement.

ALIMENTATION COUCHE-TARD INC.
AS BORROWER

Per:	/s/ Raymond Paré
Raymond Paré Vice President and Chief Financial Officer

Per:	/s/ Alain Bouchard
Alain Bouchard President and Chief Executive Officer

CREDIT AGREEMENT – SIGNATURE PAGE

THE BANK OF NOVA SCOTIA
AS LENDER

Per:	/s/ François Debroux
François Debroux

Per:	/s/ David Loewen
David Loewen

CREDIT AGREEMENT – SIGNATURE PAGE

HSBC BANK CANADA
AS LENDER

Per:	/s/ Annie Houle
Annie Houle
GRM

CREDIT AGREEMENT – SIGNATURE PAGE

RABOBANK NEDERLAND, CANADIAN BRANCH
AS LENDER

Per:	/s/ Khurram Rahman-Khan
Khurram Rahman-Khan
Executive Director

Per:	/s/ Andrew Chewpa
Andrew Chewpa
Managing Director

CREDIT AGREEMENT – SIGNATURE PAGE

UBS AG CANADA BRANCH
AS LENDER

Per:	/s/ Irja R. Otsa
Irja R. Otsa
Associate Director
Banking Products Services, US

Per:	/s/ Mary E. Evans
Mary E. Evans
Associate Director
Banking Products Services, US

CREDIT AGREEMENT – SIGNATURE PAGE

EXPORT DEVELOPMENT CANADA
AS LENDER

Per:	/s/ Andrew Baechler
Andrew Baechler
Financing Manager

Per:	/s/ Stephano Carrera
Stephano Carrera
Sr. Financing Manager

CREDIT AGREEMENT – SIGNATURE PAGE

BANK OF MONTREAL
AS LENDER

Per:	/s/ Bruno Lemay
Bruno Lemay, MD

CREDIT AGREEMENT – SIGNATURE PAGE

CANADIAN IMPERIAL BANK OF COMMERCE
AS LENDER

Per:	/s/ Stephen Redding
Stephen Redding
Executive Director

Per:	/s/ Alain Longpré
Alain Longpré
Executive Director

CREDIT AGREEMENT – SIGNATURE PAGE

CAISSE CENTRALE DESJARDINS
AS LENDER

Per:	/s/ Robert Labelle
Robert Labelle

Per:	/s/ Sylvain Gascon
Sylvain Gascon

CREDIT AGREEMENT – SIGNATURE PAGE

NATIONAL BANK OF CANADA
AS LENDER

Per:	/s/ Linda Gross
Linda Gross
Director

Per:	/s/ Dominic Albanese
Dominic Albanese
Director

CREDIT AGREEMENT – SIGNATURE PAGE

ICICI BANK CANADA
AS LENDER

Per:	/s/ Deepak Gupta
Deepak Gupta
Vice President
Corporate Banking

Per:	/s/ Sandeep Goel
Sandeep Goel
Vice President &
Chief Risk Officer

CREDIT AGREEMENT – SIGNATURE PAGE

THE BANK OF NOVA SCOTIA
AS ADMINISTRATIVE AGENT

Per:	/s/ Alastair Borthwick
Alastair Borthwick
Managing Director

Per:	/s/ Kimberley Snyder
Kimberley Snyder
Associate Director

SCHEDULE “A” – PAGE 1

CREDIT AGREEMENT

SCHEDULE “A”

THE LENDERS AND THEIR COMMITMENTS

NAME OF LENDER	COMMITMENT

The Bank of Nova Scotia	$425,000,000

HSBC Bank Canada	$275,000,000

Rabobank Nederland, Canadian Branch	$200,000,000

UBS AG Canada Branch	$150,000,000

Export Development Canada	$100,000,000

Bank of Montreal	$100,000,000

Canadian Imperial Bank of Commerce	$100,000,000

Caisse centrale Desjardins	$50,000,000

National Bank of Canada	$50,000,000

ICICI Bank Canada	$50,000,000

SCHEDULE “B” – PAGE 1

CREDIT AGREEMENT

SCHEDULE “B”

DEFINITIONS

“Account Branch” means the branch of the Administrative Agent located at 720 King Street West, 2nd Floor Toronto, Ontario M5V 2T3, or such other branch of the Administrative Agent as the Administrative Agent may specify from time to time;

“Acquisition” with respect to any Person, means any transaction or series of transactions whereby such Person purchases, acquires or obtains:

2.	the Control of another Person;

3.	all or substantially all of another Person’s properties and assets; or

4.	all or substantially all of a business, line of business or division of another Person;

“AcquisitionCo.” means ACT Acquisition Sub, Inc., a corporation constituted under the Laws of the State of Iowa, and includes any successor thereto;

“ACT” means Alimentation Couche-Tard Inc., a company constituted under the Laws of Québec, and includes any successor thereto;

“Adjusted Leverage Ratio” means, with respect to ACT, as of the last day of any fiscal quarter of ACT, calculated on a consolidated basis, the ratio of (a) (i) Total Debt outstanding on the last day of such fiscal quarter plus (ii) the product of eight times ACT’s consolidated Rent Expense for such fiscal quarter and each of the three immediately preceding fiscal quarters less (iii) Cash Equivalent Investments to (b) EBITDAR computed for the period consisting of such fiscal quarter and each of the three immediately preceding fiscal quarters on an aggregate basis;

“Administrative Agent” means The Bank of Nova Scotia in its capacity as agent for the Finance Parties for the purposes of this Agreement and the other Operative Documents, and includes any successor thereof in such capacity;

“Administrative Agent’s Account” means the bank accounts of the Administrative Agent designated from time to time by the Administrative Agent to the Lenders for purposes of making the inter-lender advances contemplated in Section 19.2;

“Administrative Agent’s Office” means generally, the office of the Administrative Agent located at 40 King Street W, 62nd Floor, Toronto, Ontario M5W 2X6, or such other office as the Administrative Agent may specify from time to time;

“Administrative Agent’s US Base Rate” means, for any day, the rate of interest, expressed as an annual rate established on such day by the Administrative Agent in the City of Toronto, as being its reference rate then in effect for determining interest rates on commercial loans made in Canada in US Dollars;

SCHEDULE “B” – PAGE 2

CREDIT AGREEMENT

“Advance” means any amount of money or credit advanced or to be advanced (as the context requires) to the Borrower pursuant to this Agreement, by way of cash advance by the Lenders, and “Advanced” shall have a corresponding meaning;

“Affected Funds” has the meaning ascribed to it in Section 17.5;

“Affected Lender” means a Lender who shall have issued a notice to the Administrative Agent pursuant to any one of Sections 17.1, 17.2 or 17.5;

“Affiliate” means any Person which, directly or indirectly, Controls, is Controlled by or is under direct or indirect common Control with, any other Person;

“Agents” refers collectively to the Administrative Agent and the Persons contemplated in Section 18.19, and “Agent” means any one of them;

“Applicable Law” means, with respect to any Person, any Law applicable to such Person or its properties or assets and any Award binding on such Person or its properties or assets;

“Approved Fund” means, with respect to any Lender, an entity that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is managed or advised by such Lender or any Affiliate thereof;

“Asset Securitization Transaction” means a transaction or series of related transactions entered into by a Credit Party for the purpose of obtaining funds or credit or for related financial purposes, whereby such Credit Party, directly or indirectly, sells, assigns, transfers, leases or otherwise disposes of assets to a Person whose business includes acquiring, holding or creating interests in, creating securities or debt backed or secured by, or otherwise dealing in, such assets, and after their disposal, such assets continue to be leased, managed, administered, serviced and/or operated by such Credit Party or any of its Affiliates;

“Assignment” or “Assign” means the sale, assignment, transfer or other disposition of the Loan or any portion thereof, of a Lender and the equivalent portion of the corresponding Commitments and other obligations of such Lender under this Agreement (provided that, even if no Loans are outstanding, the Commitments of any Lender may be transferred) but expressly excludes any participation pursuant to subsection 20.5.5, and “Assigning”, “Assignor” and “Assignee” have the correlative meanings;

“Authorization” means any authorization, approval, consent, exemption, licence, permit, franchise or no-action letter from any Governmental Authority having jurisdiction with respect to any specified Person, property, transaction or event, or with respect to any of such Person’s properties or assets;

“Available Commitment” means, as at any time, with respect to any Lender, the difference between the Commitment of such Lender at such time and the aggregate principal amount Advanced by such Lender then outstanding;

“Available Facility” means, as at any time, the difference between the Facility then in effect and the Loans then outstanding;

SCHEDULE “B” – PAGE 3

CREDIT AGREEMENT

“Award” means any judgment, decree, injunction, rule, award or order of any Governmental Authority;

“Banking Day” means any Business Day that is also a day on which banks are generally open for commercial lending and foreign exchange business in London, England;

“Borrower” means, collectively, ACT and any one or more of its Canadian Subsidiaries which has joined this Agreement pursuant to a Joinder Agreement and includes any successor thereto, provided, however, that if ACT is replaced as a Borrower by one of its Canadian Subsidiaries in accordance with the terms and conditions hereof, then ACT shall not be a Borrower and shall be a Guarantor for all purposes under the Operative Documents;

“Borrower’s Accounts” refers collectively to the accounts of the Borrower maintained with the Administrative Agent at the Account Branch, and “Borrower’s Account” refers to any one thereof;

“Borrowing Date” means any day on which an Advance is made whether it be a Drawdown, a conversion or a rollover;

“Business Day” means any day excluding Saturday, Sunday or any other day which in Montréal, Québec, Toronto, Ontario or New York, New York, United States of America is a legal holiday or a day on which banks are authorized by law or by local proclamation to close;

“Capital Expenditures” means, for any period, the aggregate amount of (a) all expenditures of ACT and its Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures and (b) Capitalized Lease Liabilities incurred during such period for fixed or capital assets, by ACT and its Subsidiaries during such period;

“Capitalized Lease Liabilities” means, with respect to any Person, all monetary obligations of such Person under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and for purposes hereof the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other scheduled amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty;

“Capital Securities” means, with respect to any Person, all shares, securities, financial assets, interests, participations or other equivalents (however designated, whether voting or non-voting) of or in such Person’s capital, whether now outstanding or issued after the Closing Date, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership or any other equivalent of such ownership interest;

“Casey’s” means Casey’s General Stores, Inc.;

“Casey’s Acquisition” means (i) the acquisition by AcquisitionCo. of more than 50% of the outstanding Capital Securities of Casey’s in accordance with the Merger Agreement and (ii) the subsequent merger between AcquisitionCo. and Casey’s;

SCHEDULE “B” – PAGE 4

CREDIT AGREEMENT

“Casey’s Notes” means (a) the $569,000,000 5.22% Senior Notes due August 9, 2020 issued by Casey’s pursuant that certain note purchase agreement dated as of August 9, 2010 among Casey’s and each of the initial purchasers listed in Schedule A thereto and (b) the $50,000,000 5.72% Senior Notes Series A due September 30, 2019 and the $50,000,000 5.72% Senior Notes Series B due September 30, 2020 that certain note purchase agreement dated as of September 29, 2006 among Casey’s and each of the initial purchasers listed in Schedule A thereto;

“Casey’s Notes Amount” means, at any time, the principal amount of the outstanding Casey’s Notes and accrued interest thereon (excluding any make-whole or similar amount) at such time;

“Cash Equivalent Investments” means, at any time, the following investments held at such time by ACT and its Subsidiaries (a) Canadian or US dollars or other currencies held; (b) securities issued or directly and fully and unconditionally guaranteed or insured by the United States of America or Canada (or any agency or political subsdivision thereof to the extent such obligations are supported by the full faith and credit of the United States of America or Canada), respectively, maturing not more than 365 days after such time; (c) commercial paper issued by an issuer existing under the laws of any State of the United States, the District of Columbia, Canada or any Province thereof and rated A-2 or higher by S&P or P-2 or higher by Moody’s or R1 (mid) by Dominion Bond Rating Service, and maturing not more than 365 days after such time; (d) any certificate of deposit, time deposit or bankers acceptance, maturing not more than one year after its date of issuance, which is issued by either any bank existing under the laws of the United States, any State thereof, or Canada and which has a credit rating of A2 or higher from Moody’s or A or higher from S&P and a combined capital and surplus greater than US$500,000,000; (e) any repurchase agreement having a term of 30 days or less entered into with any Lender or any commercial banking institution satisfying the criteria set forth in paragraph (d) which is secured by a fully perfected security interest in any obligation of the type described in paragraph (b) and has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder; or (f) investment in funds which invest substantially all of their assets in investments of the type described in paragraphs (a) through (e), it being understood that any Investment which when made complies with the foregoing requirements shall continue to be a Cash Equivalent Investment notwithstanding that such Investment if made thereafter would not comply with such requirements;

“Change in Law” means (a) the adoption or the coming into force of any Law, directive, guideline (whether or not having the force of law) or the interpretation or the administration thereof by a Governmental Authority or other authority charged with such interpretation or administration, (b) any change in any Law, directive or guideline (whether or not having the force of law), or in the interpretation or the administration thereof by any Governmental Authority or other authority charged with the interpretation or administration thereof, or (c) any reversal by any Governmental Authority or other authority of an interpretation of any Law, directive or guideline (whether or not having the force of Law), in each case, which becomes effective after the Closing Date;

“Change in Control” means (a) any Person or group, other than the Permitted Holders, shall acquire, directly or indirectly, Capital Securities representing 50% or more of the voting rights attached to Voting Securities of ACT on a fully diluted basis, or (b) the failure of ACT at any time to directly or indirectly own beneficially on a fully diluted basis 100% of the outstanding Capital Securities of the Borrower;

SCHEDULE “B” – PAGE 5

CREDIT AGREEMENT

“Closing Date” means September 1, 2010;

“Commitment” means, with respect to any Lender, as at any time, the aggregate amount which such Lender has agreed to make available to the Borrower under this Agreement, as such amount may have been modified since the Closing Date pursuant to the provisions of this Agreement;

“Commitment Period” means the period commencing on the Closing Date and terminating on February 15, 2011;

“Completion Period” means the period commencing on the date of the first Drawdown and ending 120 days after such date;

“Compliance Certificate” means a certificate substantially in the form of the one attached hereto as Schedule “I” signed by one (1) Responsible Officer of ACT;

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection);

“Control”, “Controls” and “Controlled” when used with respect to any Person means the power to appoint the majority of the directors, managing members or general partners (as applicable) of such Person, directly or indirectly, whether through ownership of Capital Securities, by contract or otherwise;

“Conversion Date” means any day on which a conversion or rollover is effected;

“Conversion Request” means a notice, substantially in the form of the one attached hereto as Schedule “J”;

“Credit Parties” as at any time, refers collectively to ACT, the Borrower and the other Restricted Subsidiaries at such time and “Credit Party” refers to any one thereof;

“Credit Parties’ Counsel” means (i) in Canada, Davies Ward Phillips & Vineberg LLP, (ii) in each other relevant jurisdiction, such firm of solicitors of recognized local standing as the Credit Parties may select and (iv) each additional or replacement firm of solicitors of recognized local standing as the Credit Parties may select from time to time;

“Default” means any Event of Default or any default, breach, failure, event, state or condition which, unless remedied or waived, with the lapse of time or giving of notice, or both, would constitute an Event of Default;

“Depositary” means the depositary under the tender offer made by AcquisitionCo. for the Capital Securities of Casey’s;

“Derivative Instruments” means, with respect to any Person, any currency exchange agreement, interest rate swap agreement, interest rate cap agreement and interest rate collar agreement and any other agreement or arrangement designed to protect such Person against fluctuations in interest rates or currency exchange rates, and any cash-settled commodity contract designed to protect such Person against fluctuations in the price of petroleum products;

SCHEDULE “B” – PAGE 6

CREDIT AGREEMENT

“Designated Borrower” shall have the meaning ascribed thereto in Section 2.5;

“Disposition” (or similar words such as “Dispose”) means any sale, transfer, lease (other than leases or subleases in the ordinary course of business to third Persons not interfering in any material respect with the business of any Credit Party), contribution or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any Credit Party’s assets to any other Person (other than another Credit Party) in a single transaction or series of transactions (exclusive of licencing by a Credit Party of its intellectual property to the extent it does not interfere with the ordinary course of business);

“Distribution” means the declaration or payment of any dividend (other than dividends payable solely in Capital Securities of ACT or any other Credit Party) on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any class of Capital Securities of ACT or any other Credit Party or any warrants or options to purchase any such Capital Securities, whether now or hereafter outstanding, or the making of any other distribution in respect thereof, either directly or indirectly, whether in cash or property, obligations of ACT or any other Credit Party or otherwise;

“Drawdown” means a fresh Advance which is not derived from a conversion or rollover pursuant to Article 5;

“Drawdown Date” means any day on which a Drawdown is made;

“Draw Request” means a notice substantially in the form of the one attached hereto as Schedule “K”;

“EBITDA” means, with respect to any Person, for any fiscal quarter, the sum of (a) net income, plus (b) to the extent deducted in determining net income, the sum of (i) amounts attributable to amortization, (ii) income tax expense, (iii) Interest Expense, and (iv) amounts attributable to depreciation of assets;

“EBITDA of ACT” means, for any period, calculated on a consolidated basis, EBITDA of ACT;

“EBITDA of the Restricted Group” means, for any period, calculated on a combined basis, EBITDA of the Restricted Group;

“EBITDAR” means, with respect to any Person, for any applicable period, the sum of (a) EBITDA plus (b) Rent Expense;

“Environmental Law” means any Applicable Law relating to the environment;

“Equivalent” means the equivalent in any currency of any value or sum denominated in any other currency using the Exchange Rate, the whole as calculated by the Administrative Agent as required under the terms hereof on the date that any such calculation is so required to be made;

SCHEDULE “B” – PAGE 7

CREDIT AGREEMENT

“Event of Default” means any of the events described in Article 14;

“Excess Cash Flow” means, for any fiscal year, the excess (if any), of (a) EBITDA for such fiscal year less (b) the sum (without duplication) of (i) Interest Expense actually paid in cash by ACT and its Subsidiaries, (ii) mandatory principal repayments of Indebtedness other than Loans (provided, however, that if any repayment of such Indebtedness is of a “revolving” or similar nature, such amount will only be included in this clause to the extent that it is accompanied by a permanent and irrevocable reduction in the commitment to make further credit extensions under the operative agreements), (iii) all income Taxes actually paid in cash by ACT and its Subsidiaries, (iv) all Capital Expenditures permitted under the Credit Agreement (other than the portion of Capital Expenditures financed by a third party) made or committed by ACT and its Subsidiaries and (v) all Permitted Acquisitions made by ACT and its Subsidiaries (other than the portion of Permitted Acquisitions financed by a third party), in each case, during such fiscal year;

“Exchange Rate” means the rate of exchange quoted by the Bank of Canada on the Business Day preceding the day as of which any determination of such rate is required to be made under the terms hereof, as the noon mid-market spot rate for conversions of any currency into another currency;

“Existing Credit Facilities” means the credit facilities in an aggregate maximum amount of US$1,000,000,000 under the following : (i) Credit Agreement dated as of September 22, 2006 among ACT, as a Credit Party, the several Canadian borrowers named therein, as Canadian Borrowers, the several US borrowers named therein, as US Borrowers, certain financial institutions, as Lenders, National Bank of Canada, as Administrative Agent, and the arrangers, and other agents named therein, (ii) Credit Agreement dated as of June 13, 2008 among ACT, as a Credit Party, the several Canadian borrowers named therein, as Canadian Borrowers, the several US borrowers named therein, as US Borrowers, certain financial institutions, as Lenders, National Bank of Canada, as Administrative Agent, and the arrangers, and other agents named therein, and (iii) Credit Agreement dated as of March 24, 2009 among ACT, as a Credit Party, the several US borrowers named therein, as US Borrowers, and Export Development Canada, as lender, in each case, as amended, supplemented, amended and restated or otherwise modified from time to time;

“Existing Facilities Guarantees” is the collective reference to all guarantees granted by ACT and its Subsidiaries with respect to the Existing Credit Facilities;

“Facility”, as at any time, refers collectively to the aggregate of the Commitments of the Lenders at such time;

“Federal Funds Effective Rate” means, for any day, an annual interest rate equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average quotations for the day of such transactions received by the Administrative Agent from three (3) federal funds brokers of recognized standing selected by the Administrative Agent;

“Finance Parties” refers collectively to the Lenders and the Administrative Agent, and “Finance Party” refers to any one thereof;

SCHEDULE “B” – PAGE 8

CREDIT AGREEMENT

“Financial Statements” means, with respect to ACT, for any period, all prepared in accordance with GAAP, the balance sheet of ACT as at the end of such period and the related statements of income, of retained earnings, and of cash flow for such period;

“Fixed Charge Coverage Ratio” means, with respect to ACT, as of the close of any fiscal quarter of ACT, calculated on a consolidated basis, the ratio computed for the period consisting of such fiscal quarter and each of the three immediately preceding fiscal quarters of (a) EBITDAR (for all such fiscal quarters) minus Maintenance Capital Expenditures made during such fiscal quarters to (b) the sum (for all such fiscal quarters) of (i) cash Interest Expense, (ii) scheduled principal repayments of Indebtedness, (iii) Rent Expense, (iv) all income tax expense actually paid (or payable) in cash, and (v) cash Distributions;

“GAAP” means the generally accepted accounting principles, consistently applied, as published in the Handbook of the Canadian Institute of Chartered Accountants which are in effect from time to time;

“Governmental Authority” means Canada, the Provinces thereof, any other sovereign country and any other regional, municipal, state, provincial, local or other subdivision of any jurisdiction, and any other governmental entity of any such jurisdiction and includes any agency, department, commission, office, régie, ministry, tribunal, central bank or other Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government;

“Guarantee Agreement” refers to the guarantee agreement to be entered into from time to time by the Credit Parties in accordance with the provisions of Article 8;

“Hazardous Material” means any solid, liquid, gas, odour, heat, sound, vibration, radiation or combination of any of them regulated under Environmental Laws that may (i) impair the quality of the environment for any use that can be made of it, (ii) injure or damage property or plant or animal life, (iii) harm or materially discomfort any individual, (iv) adversely affect the health of any individual, (v) impair the safety of any individual, (vi) render any property or plant or animal life unfit for use by man, (vii) cause loss of enjoyment of normal use of property, or (viii) interfere with the normal course of business, and includes any material or substance that may be defined or regulated under any Environmental Law;

“Hedging Obligations” means, with respect to any Person, all liabilities of such Person under the Derivative Instruments to which such Person is a party;

“Indebtedness” of any Person means: (a) all obligations of such Person for borrowed money, including obligations for borrowed money evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person, (c) all Capitalized Lease Liabilities of such Person, (d) net Hedging Obligations of such Person, (e) all obligations of such Person to pay the deferred purchase price of property or services to the extent such obligations bear interest (excluding trade accounts payable in the ordinary course of business), and (f) all Contingent Liabilities of such Person in respect of any of the foregoing;

SCHEDULE “B” – PAGE 9

CREDIT AGREEMENT

“Indemnified Parties” refers collectively to the Finance Parties, each of their Affiliates as well as their respective directors, officers, employees, advisors, representatives and agents and “Indemnified Party” refers to any one thereof;

“Indemnified Taxes” has the meaning ascribed to it in Section 16.1;

“Information” has the meaning ascribed to it in subsection 20.18.2;

“Insolvency Event” means with respect to any Person, the occurrence of any of the following events:

1.	such Person applies for, consents to, or acquiesces in the appointment of a receiver, receiver and manager, statutory manager, trustee or similar official for all or substantially all of its assets; or

2.	such Person enters into, or resolves to enter into, an arrangement or reconstruction or composition with, or assignment for the benefit of, all or any class of its creditors or it proposes a reorganization, moratorium or other administration involving any of them for reasons relating to insolvency; or

3.	such Person is declared to be in a final judgement or admits in writing that it is unable to pay its debts generally when they fall due; or

4.	such Person resolves to wind itself up, assigns itself into bankruptcy (including by filing a voluntary petition under Title 11 of the United States Code) or commits any act of bankruptcy as such term is defined in the Bankruptcy and Insolvency Act (Canada) or in any other legislation applicable to such Person, or gives notice of its intention to do so for reasons relating to insolvency; or

5.	such Person takes any steps to obtain or is granted protection from its creditors, under any Applicable Law; or

6.	(a) the commencement of an involuntary proceeding against such Person (i) seeking bankruptcy, liquidation, reorganization, dissolution, winding up, a composition or arrangement with creditors, a readjustment of debts, or other relief with respect to it or its debts under any bankruptcy laws or other customary insolvency actions or (ii) seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its assets, the issuance of a writ of attachment, execution, or similar process, or like relief, and such involuntary proceeding shall remain undismissed and unstayed for a period of 60 days, (b) an order for relief is entered against such Person under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or any other present or future federal bankruptcy or insolvency Laws of Canada or Title 11 of the United States Code as now or hereafter in effect, (c) filing by such Person of an answer admitting the material allegations of a petition filed against it in any involuntary proceeding commenced against it, or (d) consent by such Person to any relief referred to in this paragraph 8 or to the appointment of or taking possession by any such official in any involuntary proceeding commenced against it; or

SCHEDULE “B” – PAGE 10

CREDIT AGREEMENT

7.	anything analogous or having a substantially similar effect to any of the events specified above happens under the Law of any applicable jurisdiction;

“Intercreditor Agreement” means that certain intercreditor agreement entered into among the Administrative Agent and the lenders under the Existing Credit Facilities or their agents in respect of the Pledge Agreement and the Liens created thereunder;

“Interest Expense” means, with respect to any Person, for any applicable period, the aggregate interest expense (both accrued and paid) of such Person, including the portion of any payments made in respect of Capitalized Lease Liabilities allocable to interest expense;

“Interest Payment Date” means:

1.

with respect to the US Base Rate Loans, the first (1st) Business Day of each and every calendar month of each year with respect to amounts of interest accrued to and including the last day of the previous month; and

2.	with respect to the Libor Loans, for each Selected Amount:

(i)	the Selected Maturity Date applicable to such Selected Amount where the relevant Selected Period is 3 months or less; and

(ii)	where the relevant Selected Period is greater than 3 months, the first Business Day following each period of 3 months during such Selected Period and the Selected Maturity Date applicable to such Selected Amount;

in each case, with respect to amounts of interest accrued to and including the immediately preceding day;

“Investments” means, with respect to any Person, any loan, advance or extension of credit made by such Person to any other Person and any investment by such Person in Capital Securities of any other Person;

“Joinder Agreement” means a joinder agreement in the form of Schedule “P”;

“Law” means any international treaty or any federal, provincial, territorial, state, municipal, county or local statute, law, ordinance, code, rule, regulation or order (including any consent, decree or administrative order) or any directive, guideline or policy of any Governmental Authority;

“Lender” means any Person:

1.	named in Schedule “A”; or

2.	which has become a party hereto in accordance with Section 20.5;

and which has not ceased to be a party hereto in accordance with the terms hereof, and “Lenders” is the collective reference to all such Persons. For greater clarity, where a Lender makes available any of its Commitments from different branches, such Lender shall still be considered as the same Lender for all of its Commitments;

SCHEDULE “B” – PAGE 11

CREDIT AGREEMENT

“Lenders’ Counsel” means (i) in Canada, Blake, Cassels & Graydon LLP, and (ii) in each other relevant jurisdiction, such firm of solicitors as the Administrative Agent may select;

“Lender’s Percentage” means with respect to any Lender and any issuance of Indebtedness or Capital Securities by any Credit Party, the result, expressed as a percentage, of: (a) the gross amount of such issuance of Indebtedness or Capital Securities multiplied by the proportionate share of the fees payable in connection with such issuance that such Lender or any of its Affiliates receives (subject to such Credit Party’s right of compensation or set-off), divided by (b) the initial amount of the Facility multiplied by such Lender’s Rateable Share;

“Libor” for each Selected Period of each Selected Amount of each Libor Loan means the percentage rate per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/ 16 of 1%) equal to the offered quotation which appears on the page of the Telerate Screen which displays or publishes the British Bankers’ Association Interest Settlement Rate for the currency of such Libor Loan (being currently “3750”) for such Selected Period as of 11:00 A.M. (London time) on the Quotation Date for such Selected Period and for a period similar to such Selected Period or, if such page or such service shall cease to be displayed or published, such other page or such other service for the purpose of displaying or publishing the British Bankers’ Association Interest Settlement Rate for such currency as the Administrative Agent shall select. If no quotation for the relevant currency and Selected Period is displayed or published to permit the Administrative Agent to determine Libor in accordance with the foregoing, Libor will be determined by the Administrative Agent with reference to the rate of interest (rounded upwards, if necessary, to the nearest whole multiple of 1/ 16 of 1%) quoted by the Administrative Agent as the rate at which the Administrative Agent was offering deposits in a representative amount in the currency of such Libor Loan to prime banks in the London interbank market for such Selected Period as of 11:00 A.M. (London time) on the Quotation Date for such Selected Period. With respect to Libor Loans to be made under the Facility, Libor shall be determined on the basis of the Reserve Adjusted Libor;

“Libor Basis”, means the calculation of interest on the Libor Loans as provided in Section 4.3;

“Libor Loan”, with respect to Lender, means, as at any time, that portion of the Loan of such Lender with respect to which the Borrower has elected to pay interest on a Libor Basis, and “ Libor Loans” means the aggregate of all Libor Loans of all Lenders;

“Lien” means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner (which for the purposes hereof shall include a possessor under a title retention agreement and a lessee under a capital lease) including by way of mortgage, pledge, charge, lien, assignment by way of security, hypothecation, security interest, conditional sale agreement, deposit arrangement, deemed trust, title retention, capital lease, factoring or securitization arrangement, on recourse terms, but which shall exclude, for greater certainty, a sale and leaseback transaction;

“Litigation” means any grievance, litigation, legal action, lawsuit or other proceeding (whether civil, administrative, quasi-criminal or criminal) before any Governmental Authority or arbitrator;

“Loan” means, at any time with respect to any Lender, the aggregate principal amount of Advances of such Lender then outstanding under the Facility, together with any other amount in principal, interest, fees and accessories and interest on arrears of interest, fees and accessories due and payable to such Lender by the Borrower; and “Loans” means the aggregate of all Loans of all Lenders;

SCHEDULE “B” – PAGE 12

CREDIT AGREEMENT

“Loan Transfer Agreement” refers to an agreement substantially in the form of the one attached hereto as Schedule “M”;

“Local Taxes” has the meaning ascribed to it in Section 16.1;

“Loss Event” has the meaning ascribed to it in Section 17.5;

“Maintenance Capital Expenditures” means for any period, the aggregate amount of all expenditures of ACT and its Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures and which were required for the maintenance and operation of stores in the ordinary course of business;

“Majority Lenders” means Lenders whose Commitments represent more than 50% of the Facility, and as of and from the termination of the Commitments, Lenders to which more than 50% of the Loans are due;

“Material Adverse Effect” means a material adverse effect upon (i) the business, financial condition, operations or properties of ACT and its Subsidiaries taken as a whole, (ii) the rights and remedies of the Finance Parties under the Operative Documents, or (iii) the ability of the Credit Parties to perform their obligations under the Operative Documents in any material respect;

“Material Subsidiary” means at any date, each Subsidiary of ACT (i) the EBITDA of which, together with that of its Subsidiaries, on a consolidated basis, constitutes 5% or more of the consolidated EBITDA of ACT for the then most recently ended fiscal quarter of ACT, (ii) the assets of which, together with those of its Subsidiaries, on a consolidated basis, from time to time constitute 5% or more of the consolidated assets of ACT as of the end of the then most recently ended fiscal quarter of ACT, or (iii) the gross revenue of which, together with that of its Subsidiaries, on a consolidated basis, constitutes 5% or more of the consolidated gross revenue of ACT for the then most recently ended fiscal quarter;

“Maturity Date” means the date that is four (4) years after the first Drawdown under the Facility;

“Merger Agreement” means the merger agreement to be entered into between AcquisitionCo. and Casey’s with respect to the Casey’s Acquisition which merger agreement was approved by the board of directors of Casey’s;

“Net Bond Proceeds” means, with respect to the sale or issuance of bonds, debentures, notes or similar debt instruments by any Credit Party (but excluding, for greater certainty, any other type of Indebtedness), the gross cash proceeds received by such Credit Party from such sale or issuance less: (a) the sum of all commissions and legal, investment banking, brokerage, accounting, consulting and other fees and expenses incurred in connection with such sale or issuance; and (b) all amounts held in escrow or held back from the proceeds in connection with such issuance of bonds, notes or similar debt instruments by any Credit Party until such amounts are actually received by such Credit Party;

“Net Equity Proceeds” means, with respect to the sale or issuance by any Credit Party of its Capital Securities, warrants or options or the exercise of any such warrants or options (other than options under the management stock option plan, as amended, supplemented, amended and restated or

SCHEDULE “B” – PAGE 13

CREDIT AGREEMENT

otherwise modified from time to time, and Capital Securities issued as a result of the exercise of options thereunder), the gross cash proceeds received by ACT from such sale, exercise or issuance, less all underwriting commissions and legal, investment banking, brokerage, accounting, consulting and other fees and expenses incurred in connection with such sale or issuance;

“Net Securitization Proceeds” means, with respect to any Asset Securitization Transaction, the gross cash proceeds received by any Credit Party from such Asset Securitization Transaction, less the sum of (a) all commissions and legal, investment banking, brokerage, accounting, consulting and other fees and expenses incurred in connection with such Asset Securitization Transaction, (b) all taxes in connection with such Asset Securitization Transaction actually paid or estimated by ACT in good faith, (c) payments made by ACT or its Subsidiaries to retire Indebtedness (other than the Loans) where payment of such Indebtedness is required for the purpose of the sale, assignment, transfer, lease or other disposition of assets related to such Asset Securitization Transaction, (d) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to the seller’s indemnities and representations and warranties to the purchaser in respect of such Asset Securitization Transaction and (e) all amounts held in escrow or held back from the sale price in connection with such Asset Securitization Transaction until such amounts are actually paid to such Credit Party;

“Obligations” refers collectively to the performance by the Credit Parties of all of their obligations under the Operative Documents including, the obligation of the Borrower to repay the Loans on the terms and conditions provided for hereunder;

“Operative Documents” refer collectively to this Agreement, the Guarantee Agreement, the Pledge Agreement and each document, instrument or agreement entered into by or between any Credit Party, any Finance Party, the Administrative Agent or any other Person in connection with the transactions contemplated herein or therein or which is supplemental hereto or thereto, and “Operative Document” refers to any one thereof;

“Participant” has the meaning ascribed to it in subsection 20.5.5;

“Permitted Acquisition” refers to any Acquisition by any Credit Party made in accordance with the provisions of Section 13.5;

“Permitted Encumbrances” means, with respect to any Credit Party:

1.	any Lien in favour of carriers, warehousemen, mechanics, materialmen, architects, engineers, suppliers of material, contractors, subcontractors and landlords granted in the ordinary course of business or by Law for amounts not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

2.	any Lien resulting from judgments or decisions (i) for not more than 45 days after such judgments or decisions are rendered or (ii) which such Person has appealed or in respect of which it has sought revision and obtained a suspension of execution pending the appeal or revision or (iii) the payment of which is covered in full (subject to customary deductibles) by insurance maintained with responsible insurance companies and which do not otherwise result in a Event of Default under Section 14.8;

SCHEDULE “B” – PAGE 14

CREDIT AGREEMENT

3.	any Lien for taxes, assessments or governmental claims or other impositions not yet due or matured or in respect of which the validity at such date has been contested in good faith by such Person in accordance with the provisions of Section 10.12;

4.	any Lien incurred or deposits of monies or securities made in the ordinary course of business to secure workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits or to secure performance of tenders, statutory obligations, bids or other similar obligations (other than for borrowed money) entered in the ordinary course of business or to secure obligations in respect of surety or appeal bonds or security for costs of litigation;

5.	undetermined or inchoate Liens (including priority claims) which have not at such time been filed or registered in accordance with Applicable Law or which relate to obligations not due or delinquent;

6.	any right of a municipality, governmental body or other public authority pursuant to any lease, license, franchise, grant or permit obtained by such Person, or any right resulting from a legislative provision, to terminate such lease, license, franchise, grant or permit, or requiring an annual or periodic payment as a condition of its extension;

7.	any Lien granted by such Person to a public body, or to a municipal or governmental authority or public utility, or which may be imposed by one or the other, when required by such body or authority with respect to the operations of such Person or in the ordinary course of its business;

8.	real rights granted in favour of municipal authorities or public utilities on immovables acquired from time to time by such Person which do not adversely affect the value or marketability of such Person ‘s immovable property in a material way; and

9.	servitudes, easements, minor title defects, homologated lines, zoning and building by-laws, ordinances, regulations and other governmental restrictions on the use of property, provided that none of the foregoing adversely affect the value or marketability of such Person’s immovable property in a material way;

“Permitted Holders” means (i) Alain Bouchard, (ii) Richard Fortin, (iii) Réal Plourde and (iv) Jacques D’Amours, (v) the spouse, children or other lineal descendants (whether adoptive or biological) of any individual named in paragraphs (i) through (iv) above, (vi) any revocable or irrevocable intervivos or testamentary trust or the probate estate of any individual named in paragraphs (i) through (v) above, so long as one or more of the foregoing individuals named in paragraphs (i) through (v) above is the principal beneficiary of such trust or probate estate, and (vii) any Person all of the Voting Securities of which are held, directly or indirectly, by, or for the benefit of, one or more of the foregoing individuals or trusts specified in paragraphs (i) through (iv) above;

“Permitted Liens” means the Liens permitted pursuant to Section 13.1;

SCHEDULE “B” – PAGE 15

CREDIT AGREEMENT

“Person” means any individual, corporation, company, limited liability company, estate, limited or general partnership, trust, joint venture, other legal entity, unincorporated association or Governmental Authority;

“Pledge Agreement” refers to the pledge agreement to be entered by AcquisitionCo. in favour the Administrative Agent in accordance with the provisions of Article 8;

“Proceeds of Realization” refers to any and all monies received, collected, generated or that arose from the exercise of any Rights, Remedies and/or Recourses including any monies involved in any operation of compensation or set-off;

“Purchase Money Obligation” means, with respect to any Person, any indebtedness incurred in respect of the cost of acquisition, including by way of conditional sales contract or leasing by way of a capital lease of any property (excluding Capital Securities) which indebtedness existed at the time of acquisition or was incurred contemporaneously with such acquisition and includes any extension, renewal or refinancing of any such indebtedness if the amount thereof outstanding on the date of such extension, renewal or refinancing is not increased;

“Quotation Date” means, in relation to any Selected Period, the day on which quotations would ordinarily be given by prime banks in the relevant interbank market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that Selected Period provided that, if, for any such Selected Period, quotations would ordinarily be given on more than one date, the Quotation Date for that Selected Period shall be the last of those dates. As of the Closing Date, the Quotation Date is two (2) Banking Days’ prior to the first day of such Selected Period;

“Rateable Share” means, with respect to any Lender:

1.	in connection with the fees, expenses and costs as well as the Proceeds of Realization and the Realization Costs, the credit and compensating balances and indemnities, the ratio of the Loan of such Lender to the Loans; and

2.	with respect to the Facility, the ratio of the Commitment of such Lender to the Facility;

“Ratios” refers collectively to the financial ratios referred to in Section 12.1;

“Realization Costs” refers collectively to:

1.	all cost and expenses incident to the exercise of Rights, Remedies and/or Recourses including reasonable fees and out-of-pocket expenses of counsel, accountants and other professionals, escrow fees, recording fees, broker’s fees, any fees, costs and expenses incurred in connection with any sale or foreclosure of any property or assets, and all applicable transfer and mutation taxes that may be imposed by reason of any such sale or foreclosure and the delivery of any and all instruments in connection therewith; and

2.	any claim or debt, in principal, interest, fees and accessories which, notwithstanding the provisions of this Agreement, by Applicable Law is payable by preference over the Loans;

SCHEDULE “B” – PAGE 16

CREDIT AGREEMENT

“Reduction Notice” means a notice, substantially in the form of the one attached hereto as Schedule “N”;

“Registration” means any notice to or filing, publication, recording or registration with any Governmental Authority having jurisdiction with respect to any specified Person, transaction or event, or any of such Person’s properties or assets;

“Regulation U” and “Regulation X” mean Regulations U and X of the Board of Governors of the US Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks;

“Relevant Margin” has the meaning ascribed to it in Schedule “C”;

“Rent Expense” means, with respect to any Person, for any period, the aggregate amount of basic rent payable in cash for such period with respect to leases of real property (excluding amounts in respect of taxes, maintenance, repairs, replacements, insurance, utility payments and similar items in the case of gross leases);

“Repayment Notice” means a notice substantially in the form of the one attached hereto as Schedule “O”;

“Required Lenders” means, for any purpose, either the Majority Lenders or all of the Lenders depending on who has the authority to instruct the Administrative Agent for that purpose as provided for in this Agreement in accordance with the provisions of Section 18.16;

“Reserve Adjusted Libor” with respect to any Libor Loan for any Selected Period to be made under the Facility, means the rate determined by the Administrative Agent (rounded upwards, if necessary, to the nearest whole multiple of 1 /16 of 1%) to be the quotient of (i) Libor for such Selected Period divided by (ii) 1 minus the Reserve Requirement applicable to such Libor Loan and Selected Period;

“Reserve Requirement” for each Selected Period of each Libor Loan made available under the Facility means the average daily maximum aggregate reserve requirements (including all basic, supplemental, marginal, emergency and other reserves) expressed as a decimal, imposed during such Selected Period under the regulations of the Board of Governors of the United States Federal Reserve System prescribed for eurocurrency funding (currently referred to as “eurocurrency liabilities” in Regulation D) on member banks of the United States Federal Reserve System. Libor Loans under the Facility shall be deemed to constitute such “eurocurrency liabilities” and to be subject to such maximum aggregate reserve requirements without benefit of or credit for prorations, exceptions or offsets which may be available from time to time to any Lender under Regulation D;

“Reset Date” has the meaning ascribed to it in Schedule “C”;

“Resigning Agent” has the meaning ascribed to it in subsection 18.14.1;

“Responsible Officer” means, with respect to any Credit Party, the president, chief executive officer, chief financial officer, chief operating officer, senior vice-presidents, vice-presidents, senior

SCHEDULE “B” – PAGE 17

CREDIT AGREEMENT

director, finance, corporate secretary or assistant corporate secretary, provided that, with respect to financial matters, the Responsible Officer shall be the chief financial officer or senior director, finance of such Person;

“Restricted Group” means the Credit Parties taken as a whole;

“Restricted Subsidiaries” refers collectively to the Subsidiaries of ACT designated as such from time to time in accordance with the provisions of this Agreement, provided however that if the guarantee by such Subsidiary of the Obligations is required by Applicable Law to be limited, the limitation shall be acceptable to the Majority Lenders, it being agreed that the Majority Lenders shall not be required to accept a Subsidiary as a Restricted Subsidiary in the event of such limitation. As of the Closing Date, the Restricted Subsidiaries are those set forth as such in Schedule “F”;

“Rights, Remedies and/or Recourses” with respect to any Person, refers to any personal action, provisional measure, any other real or personal right, any other remedy, whether or not hypothecary, or whether same is exercised under the terms of any security or any other recourse whatsoever;

“Selected Amount” means, with respect to each Lender, in connection with Libor Loans, such portion of the aggregate principal amount of the Libor Loan of such Lender outstanding or requested to be outstanding under the Facility for a Selected Period;

“Selected Maturity Date” means, with respect to Libor Loans, the maturity date selected by the Borrower under any Draw Request or Conversion Request, as the case may be;

“Selected Period” means, with respect to any Selected Amount, the period commencing as of and from the Borrowing Date applicable to such Selected Amount up to and including the day preceding the Selected Maturity Date applicable to such Selected Amount;

“Shareholders’ Equity” means, with respect to ACT, the sum of its share capital, contributed surplus and retained earnings on a consolidated basis;

“Subordinated Debt” is the collective reference to (i) the Subordinated Notes and (ii) any other Indebtedness maturing after the Maturity Date that is expressly subordinated and postponed to the prior repayment of the Obligations on terms substantially similar to the Subordinated Notes described in (i);

“Subordinated Notes” means the US$350 million 7 1/ 2% Senior Subordinated Notes due 2013 issued by Couche-Tard U.S. L.P. and Couche-Tard Financing Corp.;

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding Voting Securities of such other Person (irrespective of whether at the time Capital Securities of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. Unless the context otherwise specifically requires, the term “Subsidiary” shall be a reference to a Subsidiary of ACT;

SCHEDULE “B” – PAGE 18

CREDIT AGREEMENT

“Taxed Party” has the meaning ascribed to it in Section 16.1;

“Taxes” means all taxes of any kind or nature whatsoever including federal large corporation taxes, provincial capital taxes, realty taxes (including utility charges which are collectible like realty taxes), business taxes, property transfer taxes, income taxes, sales taxes, levies, stamp taxes, royalties, duties, and all fees, deductions, compulsory loans and withholdings imposed, levied, collected, withheld or assessed as of the Closing Date or at any time in the future, by any Governmental Authority having power to tax, together with penalties, fines, additions to tax and interest thereon, and “Tax” shall have a correlative meaning;

“Ticking Fees” refers collectively to the fees payable pursuant to the provisions of Section 6.2;

“Total Debt” means, at any time, the outstanding principal amount of all Indebtedness of ACT and its Subsidiaries of the type referred to in paragraphs (a), (b), (c), (e) and (f), in each case, of the definition of “Indebtedness” (exclusive of intercompany Indebtedness between and among ACT and its Subsidiaries);

“Type” means, with respect to any Advance, its nature as a US Base Rate Loan or Libor Loan;

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York, provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Administrative Agent’s or Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions;

“Underperforming Store” means any store owned or leased by ACT or its Subsidiaries in which the annual income as determined by ACT using reasonable methods (but before giving effect to general and administrative expenses) is less than the minimum profitability level established by ACT from time to time;

“Unrestricted Subsidiaries”, as at any time, refers collectively to the Subsidiaries of ACT that, at such time, have not been designated as Restricted Subsidiaries. As of the Closing Date, the Unrestricted Subsidiaries are those set forth in Schedule “F”;

“Upfront Fees” refers collectively to the fees payable pursuant to the provisions of Section 6.1;

“US Base Rate” means, for any day, a rate per annum equal to the greater of (y) the Administrative Agent’s US Base Rate for such day; and (z) the Federal Funds Effective Rate on such day plus 0.50%;

“US Base Rate Basis” means the calculation of interest on the US Base Rate Loans as provided in Sections 3.3 and 3.4;

“US Base Rate Loan”, with respect to any Lender, means, as at any time, that portion of the Loan of such Lender with respect to which the Borrower has elected or, under the terms of this Agreement, is required to pay interest on a US Base Rate Basis, and “US Base Rate Loans” means the aggregate of all US Base Rate Loans of all Lenders;

SCHEDULE “B” – PAGE 19

CREDIT AGREEMENT

“US Dollars” or “US$” means the lawful currency of the United States of America;

“Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person; and

“WTO Subsidies and Countervailing Measures Agreement” means the World Trade Organization agreement which disciplines the use of subsidies, and regulates the actions countries can take to counter the effects of subsidies on imports that are found to be hurting domestic producers.

SCHEDULE “C” – PAGE 1

CREDIT AGREEMENT

SCHEDULE “C”

DEFINITION OF RELEVANT MARGIN

ADJUSTED LEVERAGE RATIO (R)	THE RELEVANT MARGIN SHALL BE WITH RESPECT TO
	Section 3.3 (US Base Rate Loans)	Section 4.3 (Libor Loans)
R ≤ 2.50	1.00%	2.25%
2.50 < R ≤ 3.00	1.25%	2.50%
3.00 < R ≤ 3.50	1.50%	2.75%
3.50 < R ≤ 4.00	1.75%	3.00%
R > 4.00	2.00%	3.25%

For the purposes of the calculations required to be made under this Schedule, the Adjusted Leverage Ratio shall be determined quarterly on the day (the “Reset Date”) the Administrative Agent receives the Compliance Certificate contemplated in Section 12.2 or 12.3, as the case may be, with respect to the fiscal quarter or fiscal year, as the case may be, most recently ended. The first Reset Date shall occur on the day the Administrative Agent receives the Compliance Certificate for the fiscal quarter ending after the first Drawdown. From and including the date of the first Advance up to but excluding the first Reset Date, the Relevant Margin shall be the corresponding percentage rate indicated in the matrix set forth above, based on the Adjusted Leverage Ratio set out in the Compliance Certificate pro forma to be delivered in accordance with Section 9.1.7.

Any adjustment to the Relevant Margin shall only take place on a Reset Date.

If ACT fails to submit to the Administrative Agent the Compliance Certificate referred to in Sections 12.2 and 12.3 by the time required under such Sections, then the Relevant Margin shall be throughout the period from the date upon which ACT is required to submit such Compliance Certificate until the date on which the Administrative Agent receives such Compliance Certificate, the corresponding percentage rate indicated on the last line of the matrix set forth above.